Exhibit 10.1
ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is made effective November 24, 2010 (the “Effective Date”), by and among RIVER DOWNS INVESTMENT COMPANY, a California limited partnership (“Seller”), RIVER DOWNS JOCKEY CLUB, INCORPORATED, an Ohio Corporation (“Jockey Club”), RIVER DOWNS TURF CLUB, INCORPORATED, an Ohio corporation (“Turf Club,” and, collectively with Seller and Jockey Club, the “Seller Parties” and each a “Seller Party”), OHIO VALLEY CONCESSIONS, INC. an Ohio corporation (“Concessions”), PNK (OHIO), LLC, an Ohio limited liability company (“Buyer”), and PINNACLE ENTERTAINMENT, INC., a Delaware corporation (“Pinnacle” and collectively with Buyer, Seller Parties and Concessions, the “Parties”).
Background Information
WHEREAS, Seller is the owner of all of the assets of a thoroughbred horserace track known as River Downs (the “Track”) located at 6301 Kellogg Avenue, Cincinnati, Ohio 45230;
WHEREAS, the Seller Parties and Concessions own the assets necessary to operate the Track (the “Business”);
WHEREAS, the Track and Property (as defined below) are located in a flood plain and the Business has been operating at a significant loss, and expects to continue to operate at a significant loss during the term of this Agreement;
WHEREAS, as more particularly set forth in this Agreement, Buyer desires to purchase from the Seller Parties and the Seller Parties desire to sell to Buyer substantially all of the assets of the Seller Parties related to the operation of the Track and the Business;
WHEREAS, as more particularly set forth in this Agreement, Jockey Club and Turf Club each agree to contribute, simultaneous with the Closing (as hereinafter defined), the Racing Licenses (as hereinafter defined) to one or more newly-formed limited liability companies (the “LLCs”); and the membership interests of such LLCs shall then be purchased by Buyer at the Closing;
WHEREAS, Seller Consent (as defined below) and Buyer Consent (as defined below) have been obtained prior to the Effective Date; and
WHEREAS, the Parties are entering into this Agreement to set forth the terms and conditions of such sale and purchase.

Statement of Agreement
The Parties hereby acknowledge the accuracy of the foregoing Background Information and, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:
Section 1. Purchase Of Assets
Section 1.1 Assets. On the terms and subject to the conditions hereof, as of the Effective Time, the Seller Parties and Concessions shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase and acquire from the Seller Parties and Concessions, all assets owned or leased (to the extent of Seller’s leasehold interest) (other than the Excluded Assets (as hereinafter defined )) by the Seller Parties and Concessions and used or held for use in the operation of the Track and the Business (collectively, the “Assets”), including without limitation the following:
(a) All prepaid expenses (collectively, the “Prepaids”), and all inventories of food, beverages, souvenirs, and consumable supplies located at the Track (collectively, the “Inventories”);
(b) All furniture, fixtures, equipment, vehicles, rolling stock and other tangible personal property owned by the Seller Parties or Concessions located at or used in the operation of the Track (the “Equipment”);
(c) All names, trade secrets, proprietary rights, trademarks, trade names, service marks, logos, copyrights, and web domain URLs, and related applications, filings, registrations, licenses, sublicenses or agreements, including (without limitation) the name River Downs (subject to Seller’s right to retain use of its name “River Downs Investment Company” for up to six months pursuant to Section 4.5(c) below), all computer software and systems used by Seller in the Business (to the extent owned by the Seller Parties), and all goodwill and other intangibles, subject to the provisions of this Agreement, together with all rights to sue, counterclaim, and to collect damages and payments for and recover for any and all legal and equitable claims of past, present, and future infringements, damages, or other unauthorized use thereof, and all income, royalties, damages, and payments now or hereafter due or payable with respect to the foregoing intangibles (collectively, the “Intangibles”);
(d) 100% of the membership interests of the LLCs to which Jockey Club and Turf Club agree to contribute, simultaneous with the Closing, the Racing Licenses (as defined below) and, to the extent transferable, Pari-Mutuel Tax Abatements (as defined below) related to the respective Racing Licenses. “Racing Licenses” shall mean, collectively, (i) the thoroughbred racing permit and quarterhorse racing permit issued by the Ohio State Racing Commission (the “OSRC”) to Jockey Club and (ii) the thoroughbred racing permit issued by the OSRC to Turf Club (each individually, a “Racing License”). “Pari-Mutuel Tax Abatements” shall mean the rights to the pari-mutuel tax abatements and/or reductions for which the holders of the Racing Licenses are eligible after the date of Closing;

(e) To the extent assignable and subject to obtaining the Requisite Consents (as hereinafter defined), all franchises, licenses, permits, consents, authorizations, approvals and certificates which are necessary for Buyer to continue to operate the Business as currently conducted and to own or lease any property or assets utilized by the Seller Parties or Concessions in respect of the Business in compliance with applicable law (the “Permits”), including without limitation the Seller Parties’ and Concessions’ rights with respect to (i) the liquor permits issued to Concessions by the Ohio Department of Liquor Control (the “Liquor License”), (ii) the Racing Licenses, (iii) the Pari-Mutuel Tax Abatements, and (iv) pending applications for any of the foregoing;
(f) All real property and buildings located thereon and improvements thereto, and properties used for parking lots comprising the Track’s physical facilities as is more particularly described on Schedule A.7. (collectively, the “Property”);
(g) All existing contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Track or Business, including but not limited to, the Horsemen’s Benevolent and Protective Association contract, all contracts relating to off-track betting, closed circuit television, cable television, broadcast and simulcast rights, and the totalizer contracts, and those with annual payments greater than $10,000 annually (“Material Contracts”) listed on Schedule 1.1(g) (collectively, the “Existing Contracts”), together with all contracts, agreements, leases and legally binding contractual rights entered into or acquired by Seller Parties or Concessions between the date hereof and the Closing Date (as hereinafter defined) in the ordinary course of business, consistent with past practices of Seller (“New Contracts”) and in accordance with this Agreement and; provided, however, Buyer shall not be required to assume or agree to assume any New Contracts with a term greater than one year and a value greater than $25,000 which cannot be canceled with ninety (90) days prior written notice) (collectively, Existing Contracts (including the Material Contracts), together with New Contracts, the “Contracts”);
(h) Subject to Section 1.2(g), 1.2(i) and Section 1.2(l) below, all claims, deposits, prepayments, prepaid assets, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment of the Seller Parties relating to the Business or the Assets, including any such rights of any Seller Party under any property, casualty, workers’ compensation or other insurance policy (collectively, “Insurance Rights"); provided, however, that Seller Parties and Concessions shall retain any and all insurance proceeds or other payments or recoupments received by them from insurance companies with respect to any funds in excess of any applicable deductible amounts expended by Seller Parties or Concessions for repair, replacement, etc. of any Assets prior to the Closing Date;
(i) Seller’s administrative rights, if any, in the River Downs Horsemen’s Account (“Horsemen’s Account”);
(j) Seller’s administrative rights in the River Downs Fine Money Account (“Fine Money Account”);

(k) Seller’s administrative rights in the Mutuel Impound Account (“Impound Account” and, together with the Horsemen’s Account and the Fine Money Account, the “Bank Accounts”);
(l) To the extent relating to the Assets or any Assumed Obligation (as hereinafter defined), all rights, claims, rebates, discounts and credits (including all indemnities, warranties and similar rights), performance and other bonds, security and other deposits, advance payments and prepaid rents in favor of Seller relating to the operation of the Business or to any of the Assumed Obligations, in each case, other than any Receivables (as hereinafter defined);
(m) Any Seller Party’s rights, if any, and only to the extent assignable and subject to obtaining the Requisite Consents, with respect to gaming operations at the Track (the “Gaming Rights”);
(n) To the extent transferable under applicable law, (i) all books and records of Seller relating to the Business (except to the extent related to the Excluded Assets (as hereinafter defined) or to Liabilities (as hereinafter defined) of Seller or the Business other than the Assumed Obligations), including without limitation all architectural, structural, service manuals, engineering and mechanical plans, electrical, soil, wetlands, environmental and similar reports, studies and audits, and (ii) all plans and specifications for the Property;
(o) All records of any Seller Party that relate to employees who are hired by Buyer, but only to the extent that such records may be transferred under applicable law, including without limitation records pertaining to: (i) skill and development training, (ii) seniority histories, (iii) salary and benefit information (iv) Occupational, Safety and Health Administration reports ad records, and (v) active medical restriction forms (it being agreed and understood that with respect to the foregoing clause (v), such forms have been made available to Buyer, but nothing herein shall be deemed to require that Buyer accept any such forms);
(p) To the extent assignable and subject to obtaining all Requisite Consents, all concession equipment and inventory owned by Concessions, excluding cash, receivables and deposits;
(q) All manufacturers’ and other warranties applicable to the Assets or the Business; and
(r) Any other tangible or intangible assets owned, leased or licensed by a Seller Party (other than the Excluded Assets) which are located at the Property or used in the Business.

The Assets shall be conveyed to Buyer free and clear of all Liens and Liabilities other than Assumed Obligations or Permitted Liens. As used herein, the term “Liens” shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, option, right of first refusal, restriction, exaction, imposition, charge or other claims of third parties of any kind or nature, and the term “Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown. “Permitted Liens” shall mean current taxes not yet due and payable and assessments, easements, covenants, restrictions, reservations of record, legal highways, zoning ordinances and defects in title, encroachments or other matters that do not materially adversely affect the continued use of the Property or Assets as currently used by the Seller Parties. Additionally, Buyer and Pinnacle acknowledge and agree that the funds held in the Bank Accounts are held for the benefit of others and shall not be included in the definition of Assets.
Section 1.2 Excluded Assets. Notwithstanding any other provisions of this Agreement to the contrary, the Seller Parties’ right, title and interest in and to each of the following items (the "Excluded Assets”) shall be excluded from the Assets and shall remain the property of Seller:
(a) All of the Seller Parties’ and Concessions’ cash, cash equivalents, investments, cash funds for uncashed tickets, and deposits (including without limitation all cash in the Track vault, petty cash, and cash in all concessions booths at the Track), including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;
(b) All of the Seller Parties’ and Concessions’ accounts receivable, notes receivable, and tax receivables (collectively, the “Receivables”);
(c) all tangible and intangible personal property of the Seller Parties and Concessions disposed of or consumed in the ordinary course of business consistent with the past practices of the Seller Parties and Concessions between the Effective Date and the Closing Date;
(d) all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of the Seller Parties;
(e) that certain Concession Agreement and Lease by and between Seller and Concessions dated January 1, 1990, as amended through the date hereof;
(f) Each of the Seller Parties’ and Concessions’ respective corporate seals, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of a Seller Party or Concessions (collectively, “Seller Records”) and duplicate copies of such records as are necessary to enable the Seller Parties and Concessions to file their respective tax returns and reports as well as any other original records or materials relating to a Seller Party or Concessions generally and not involving or relating to the Assets or the operation or operations of the Business;

(g) contracts of insurance, and all insurance proceeds or claims thereunder relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date; further provided, that Seller Parties and Concessions shall retain any and all insurance proceeds or other payments or recoupments received by them from insurance companies with respect to any funds in excess of any applicable deductible amounts expended by Seller Parties or Concessions for repair, replacement, etc. of any Assets prior to the Closing Date;
(h) all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts (except for the River Downs Investment Company 401(k) Plan (the “Seller 401(k) Plan”), if Buyer elects to assume such plan pursuant to Section 10.3(a)), and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by a Seller Party or Concessions;
(i) any and all claims made by the Seller Parties and Concessions with respect to transactions prior to the Closing Date and the proceeds thereof, other than those with respect to Insurance Rights as provided for in Section 1.1(h) above, which Insurance Rights are being transferred hereunder to Buyer as provided for in Section 1.1(h);
(j) the rights, interests or tangible or intangible assets of Seller listed on Schedule 1.2(j);
(k) All of Seller’s corporate stock, including, without limitation, the shares held by Seller of WellPoint, Inc., River Downs Management Company (“Management”), Jockey Club and Turf Club;
(l) All deposits, including but not limited to those deposits listed on Schedule 1.2(l);
(m) The 2000 Cadillac STS used in connection with the Business;
(n) All rights and obligations of any Seller Party under any contract or agreement by and between any Seller Party and RaceTech LLC;
(o) Quarterhorse accounting overpayment in the amount of $112,866.53 (“Quarterhorse Overpayment”); and
(p) Seller’s interest in “Bet Pad” (including Betpad, Ltd.) and “America Tab.”

Section 2. Assumption of Liabilities.
(a) Assumption of Certain Liabilities. At the Closing, Buyer shall assume and shall pay or otherwise satisfy or discharge in accordance with their terms all Liabilities under the Permits or the Contracts accruing or arising on or after the Effective Time (as defined below), and the Liabilities assumed by Buyer in Section 8.4 hereof related to the non-compliance of the Property with CAFO Regulations (as defined below) (collectively, the “Assumed Obligations”). At the Closing, Seller and Buyer shall enter into an agreement effectuating Seller’s assignment and Buyer’s assumption of the Assumed Obligations (the “Assignment and Assumption Agreement”).
(b) Non-Assumption of All Other Liabilities. Except for the Assumed Obligations, Buyer has not assumed, undertaken, agreed to perform or accepted any responsibility for, and does not and will not, in any way, assume, undertake, agree to perform or accept responsibility for, any Liabilities of Seller Parties and Concessions of any kind, whether such Liabilities be absolute, known or unknown, liquidated or unliquidated, contingent or otherwise pending or threatened, incurred before the Effective Time (collectively, the “Seller Retained Liabilities").
(c) Closing Adjustments.
(i) All income and expenses arising from the conduct of the Business and operation of the Assets shall be prorated between Buyer and Seller as of the Effective Time, including the thoroughbred horse purse but not the quarterhorse purse (the “Net Proration Amount”), on the Closing Date in accordance with U.S. generally accepted accounting principles (“GAAP”). Such prorations shall be based upon the principles that Seller shall be entitled to all income earned and shall be responsible for all liabilities and obligations accruing in connection with the operation of the Business until the Closing Date, and Buyer shall be entitled to such income earned and be responsible for such liabilities and obligations accruing in connection with the operation of the Business thereafter. Such prorations shall include, without limitation, all ad valorem and other property taxes and assessments (the “Real Estate Taxes”) (but excluding taxes arising by reason of the transfer of the Assets as contemplated hereby, which shall be paid as set forth in Section 7(c) of this Agreement), deposits, utility expenses, rents and similar prepaid and deferred items and all other expenses attributable to the ownership and operation of the Business; provided, however, and notwithstanding anything in this Agreement to the contrary, the Real Estate Taxes shall be paid and allocated as follows: Buyer and/or Pinnacle shall pay all Real Estate Taxes with bill due dates subsequent to the Effective Date; provided that Seller shall credit Buyer and Pinnacle an amount equal to one half of the Real Estate Taxes payable in January 2011 (“January Tax Bill”) and related to the first six (6) months of 2010 pursuant to Section 3(d). Any amounts credited by Seller shall be based on the tax information and rates in effect prior to Closing and there shall be no post-Closing adjustments. Buyer and/or Pinnacle shall be responsible for the payment of all Real Estate Taxes that become due and payable after the January Tax Bill date. The Net Proration Amount shall be paid in accordance with Section 3(c) below.
(ii) Except as otherwise provided herein, the prorations and adjustments contemplated by Section 2(c)(i), to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) days after the Closing Date.

(iii) Buyer and Seller shall determine whether the purse accounting, as of the Effective Time, is underfunded (the amount of any such underfunding, the “Underfunded Amount”) or overfunded (the amount of any such overfunding, the “Overfunded Amount”), and the Underfunded Amount or Overfunded Amount, as the case may be, shall be paid in accordance with Section 3(c) below.
(iv) In the event of any disputes between the parties as to such adjustments set forth in Section 2(c), the amounts not in dispute shall nonetheless be paid at the time provided in Section 2, the amounts in dispute shall be determined by an independent certified public accountant mutually acceptable to the Parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer. Notwithstanding the foregoing, if the aggregate amount in dispute is $10,000 or less, the disputed amount shall be shared equally by Buyer and Seller.
Section 3. Purchase Price.
(a) The total purchase price for the Assets shall be Forty-Five Million Dollars and 00/100 ($45,000,000.00) plus the assumption of the Assumed Obligations by Buyer (the “Purchase Price”). The Purchase Price (less the Escrow Fund (as defined below)) shall be made by bank wire transfer, by Buyer and/or Pinnacle, to an account designated by Seller in immediately available funds; provided, however, Seller may direct Buyer and/or Pinnacle to pay a specified amount of the Purchase Price to Concessions (the “Ohio Valley Concessions Payment”). The Ohio Valley Concessions Payment, which shall be in consideration for the Assets owned by Concessions, shall be made by bank wire transfer to an account designated by Seller.
(b) At the Closing, Buyer shall assume the Assumed Obligations by executing and delivering to Seller the Assignment and Assumption Agreement.
(c) If the Net Proration Amount (including the Underfunded Amount) results in a credit in favor of Seller, the Purchase Price shall be increased accordingly in the amount of the Net Proration Amount. If the Net Proration Amount (including the Overfunded Amount) results in a credit in favor of Buyer, the Purchase Price shall be reduced accordingly in the amount of the Net Proration Amount.
(d) The Purchase Price shall be decreased by the amount credited to Buyer by Seller for one half of the Real Estate Taxes for the January Tax Bill pursuant to Section 2(c)(i).
(e) The Purchase Price shall be increased by an amount not to exceed Thirty Thousand Dollars ($30,000) for Seller Parties’ and Concessions’ fees and expenses with respect to the preparation, negotiation and delivery of the legal opinions set forth Section 7(a) (xiv) and Section 7(a)(xv).

(f) The Purchase Price (including Assumed Obligations) shall be allocated among the Assets (in accordance with section 1060 of the Code and the regulations thereunder) pursuant to an allocation schedule mutually agreed to by the Parties (the “Allocation Schedule”), which Allocation Schedule shall be consistent with the allocation summary attached hereto as Exhibit E (the “Allocation Summary”). On or before December 23, 2010, Buyer shall prepare and deliver to Seller a draft of the Allocation Schedule. In the event of any disputes between the Parties as to such draft Allocation Schedule that the Parties are not able to resolve, the amounts in dispute shall be determined by an independent certified public accountant mutually acceptable to the Parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer. Buyer and Seller shall timely file Internal Revenue Service Form 8594 and any required attachments thereto in accordance with the Allocation Schedule. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”), neither Seller nor Buyer shall take a tax position that is inconsistent with the allocation reflected in the Allocation Schedule.
(g) On the Closing Date, Buyer and/or Pinnacle shall deposit Five Hundred Thousand Dollars ($500,000.00) of the Purchase Price (the “Escrow Fund”) into an escrow account (the “Escrow Account”) established with U.S. Bank National Association (the “Escrow Agent”) in accordance with the terms and subject to the conditions of an Indemnification Escrow Agreement substantially in the form attached hereto as Exhibit D and which is by and among Seller, Buyer, Pinnacle and the Escrow Agent (the “Indemnification Escrow Agreement”). Subject to the terms and conditions of the Indemnification Escrow Agreement, the Escrow Fund shall be held in the Escrow Account for a period of six (6) months after the Closing Date solely as the exclusive fund and remedy for the purpose of satisfying the indemnification obligations, if any, which arise in such six-month period under Section 12.2 of this Agreement. Buyer, Pinnacle and Seller shall execute the Indemnification escrow Agreement on the Closing Date.
Section 4. Conditions to Closing & Closing.
Section 4.1 Conditions for Buyer. Notwithstanding any other provision of this Agreement to the contrary, the obligation of Buyer to complete the closing of the transactions contemplated by this Agreement (the “Transaction”) shall be subject to the satisfaction or waiver by Buyer of the following conditions:
(a) All the terms, covenants and conditions of this Agreement to be complied with or performed or satisfied by the Seller shall have been complied with or performed or satisfied on or prior to the Closing Date.

(b) The representations and warranties of the Seller (as applicable) set forth in Exhibit A, shall be true and correct in all material respects on the date of this Agreement and on the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects on such earlier date).
(c) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of such Transaction.
(d) All approvals from the OSRC with respect to the transfers of the Racing Licenses described in this Agreement (collectively, the “Requisite Consents”) shall have been obtained in form and substance reasonably acceptable to Buyer.
(e) Seller shall have made or stand willing to make all the deliveries required under Section 7(a).
(f) Buyer’s Member and Pinnacle’s Board of Directors shall have approved the execution of and consummation of the transactions contemplated by this Agreement prior to the Effective Date.
(g) Jockey Club and Turf Club shall, simultaneous with the Closing, have contributed and transferred the Racing Licenses and to the extent transferable, transferred the Pari-Mutuel Tax Abatements, to the LLCs in exchange for 100% of the membership interests of the LLCs, as more fully described in Section 4.4(n) below.
(h) Seller shall have obtained a waiver from Ronald Plattner (“Plattner”) of any rights or claims Plattner may have against any Seller Party, Concessions, Buyer or Pinnacle in connection with the joint venture of Seller and Plattner pursuant to that certain letter agreement by and between Seller and Plattner dated December 1, 2006, in form and substance satisfactory to Buyer.
(i) If the consent and approvals needed for the transfer of the Liquor License are not obtained prior to Closing, Concessions shall have executed and delivered to Buyer the management agreement in the form attached hereto as Exhibit 4.2 (the “Management Agreement”).
(j) Seller shall have completed and submitted to the OSRC an application for the pari-mutuel tax abatements for which Seller is eligible as a result of flood damage to the Property and/or Track from the 1997 Ohio River flood.

(k) On or prior to the earlier of: (a) December 31, 2010, and (b) ten Business Days after Buyer’s receipt of the Survey (as defined below) (the “Property Contingency Period”):
(i) Buyer shall have approved the condition of title to the Property (including, without limitation, approval of all covenants, easements, restrictions, agreements and other matters of record relating to or which affect the Property); provided, however, that Buyer may only disapprove the condition of title to the Property if a defect (or defects) in title, individually or in the aggregate, materially impair the current use of the Property or the ability of Buyer to use the Property for Buyer’s intended use;
(ii) Buyer shall have received a certified ALTA survey (addressed to Buyer and to Buyer’s title insurance company, if any) (the “Survey”), showing the acreage and boundary lines of the Property and all improvements located thereon, the location of any and all easements and encroachments affecting the Property, the location of all curb cuts, public ways, streets, roads, driveways and utilities serving the Property and any other matters specified by Buyer, and shall have approved such Survey; provided, however, that Buyer may only disapprove a Survey matter if such matter (or matters) individually or in the aggregate, materially impair the current use of the Property or the ability of Buyer to use the Property for Buyer’s intended use.
(l) Any matters approved by Buyer included in Paragraph 4.1(k) above shall not have materially changed or been altered after the Property Contingency Period and prior to Closing solely as a result of any act initiated by Seller with respect to the Property that individually or in the aggregate, materially impair the ability of Buyer to use the Property for Buyer’s intended use.
(m) Upon receipt of the Survey or any initial drafts, revisions or updates thereof, Buyer shall promptly provide a copy of such Survey to Seller Parties.
(n) Buyer shall prepare new legal descriptions for those parcels included in the Property for which such new legal descriptions are required for purposes of Buyer’s title insurance policy.
Section 4.2 Conditions for Seller. Notwithstanding any other provision of this Agreement to the contrary, the obligation of Seller to complete the closing of the Transaction shall be subject to the satisfaction or waiver by Seller of the following conditions:
(a) All the terms, covenants and conditions of this Agreement to be complied with or performed or satisfied by the Buyer shall have been complied with or performed or satisfied on or prior to the Closing Date.
(b) The representations and warranties of the Buyer set forth on Exhibit B, shall be true and correct in all material respects on the date of this Agreement and on the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects on such earlier date).

(c) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of such Transaction.
(d) The Requisite Consents shall have been obtained.
(e) Buyer shall have made or stand willing to make all the deliveries required under Section 7(b) and shall have paid or stand willing to pay the Purchase Price as provided in Section 3.
(f) Seller shall have obtained requisite partnership approval of the execution of and consummation of the transactions contemplated by this Agreement prior to the Effective Date and the board of directors and shareholders of Jockey Club, Turf Club and Concessions shall have approved the execution of and consummation of the transactions contemplated by this Agreement prior to the Effective Date (collectively, “Seller Consent”).
(g) Seller Parties shall have received the Survey as provided in Section 4.1(m) and Buyer shall have provided to Seller Parties new legal descriptions for those parcels included in the Property for which such new legal descriptions are required for purposes of Buyer’s title insurance policy.
Section 4.3 Requisite Consents and Closing
(a) Buyer, Pinnacle and Seller Parties shall cooperate with each other and shall assist each other in their respective efforts to obtain the Requisite Consents. The Seller Parties agree to use commercially reasonable efforts to obtain consent and approval from the OSRC with respect to the transfers of the Racing Licenses and, to the extent transferable, the Pari-Mutuel Tax Abatements from each of Jockey Club and Turf Club to the LLCs simultaneous with the Closing. The Seller Parties further agree to submit to the OSRC an application for consent and approval with respect to such transfers of the Racing Licenses and, to the extent transferable, the Pari-Mutuel Tax Abatements, within five (5) Business Days after the Effective Date. Buyer and Pinnacle agree to use their commercially reasonable efforts to obtain consent and approval from the OSRC with respect the purchase by Buyer of the membership interests of the LLCs that will hold the Racing Licenses subsequent to the transfer described above to the LLCs. Buyer and Pinnacle further agree to submit to the OSRC an application for consent and approval with respect to the transfer of the membership interests and Racing Licenses within five (5) Business Days after the Effective Date; provided that the Seller Parties provide, in a timely manner, such information and cooperation as may be required of any Seller Party in connection with such application. Notwithstanding anything else in this Agreement to the contrary, if the Requisite Consents have not been obtained prior to December 15, 2010, and all other Closing Conditions set forth in Sections 4.1 and 4.2 have been satisfied or waived except for those which cannot be satisfied until Closing, then the Closing shall be postponed until such time as the Requisite Consents are obtained, up to the Drop Dead Date (as hereinafter defined). For the avoidance of doubt, the Closing shall not be postponed solely due to a failure to obtain the consent and approvals needed for the transfer of the Liquor License; and, in the event that the consent and approvals needed for the transfer of the Liquor License are not obtained prior to Closing, Buyer shall operate the Business pursuant to the Management Agreement.
(b) If the Closing is postponed under Section 4.3(a) above, then Buyer and/or Pinnacle shall pay to Seller the following: (i) $150,000 for each full month that the Closing has been postponed (and a pro-rated amount for any partial periods beginning January 1, 2011), and (ii) an amount sufficient to pay the Real Estate Taxes that become due subsequent to the Effective Date and before the Closing Date or termination of this Agreement (collectively, the “Section 4.3(b) Payments”). Pinnacle and/or Buyer shall pay the Section 4.3(b) Payments to Seller as follows: (x) those funds described in Section 4.3(b)(i) for each applicable month shall be paid to Seller on the earlier of the second Business Day after the day on which the monthly meeting of the OSRC is held during each such month and the 25th day of each such month, and (y) those payments required by Section 4.3(b)(ii) shall be paid to Seller ten (10) days prior to the due date of the applicable Real Estate Taxes. All Section 4.3(b) Payments advanced to Seller by Buyer and/or Pinnacle shall be non-refundable to Buyer and/or Pinnacle.
Section 4.4 Obligations of Seller Parties and Concessions Prior to Closing. Until this Agreement is terminated or expires as set forth herein and except as expressly permitted by this Agreement and provided all Section 4.3(b) Payments have been paid when due, or with the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, the Seller Parties agree to the following:
(a) Seller will conduct its business only in the ordinary course of business consistent with current practices and not enter into any agreements or commitments other than at substantially prevailing market prices and on substantially prevailing market terms except for (i) any commitments or agreements to repair, replace or maintain Assets pursuant to which Seller Parties will received insurance proceeds to cover such costs above the applicable insurance deductible, or (ii) any commitments or agreements which respect to an Uninsured Loss (as defined below) for which Seller Parties have or will received an Uninsured Loss Payment (as defined below) from Buyer and/or Pinnacle;
(b) Seller will not enter into any agreement or commitments in an amount exceeding $25,000 without the written consent of Buyer except for (i) any commitments or agreements to repair, replace or maintain Assets pursuant to which Seller Parties will received insurance proceeds to cover such costs above the applicable insurance deductible, or (ii) any commitments or agreements which respect to an Uninsured Loss (as defined below) for which Seller Parties have or will received an Uninsured Loss Payment (as defined below) from Buyer and/or Pinnacle.

(c) Seller will, except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees, and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it;
(d) Seller will otherwise report to, and as reasonably requested by, Buyer concerning the status of Seller’s business, operations, and finances;
(e) Seller will make no material changes in management personnel without prior consent of Buyer;
(f) Seller will keep in full force and effect, without amendment, all material rights relating to Seller’s business;
(g) Seller will take all actions necessary to prosecute any licenses for video lottery terminals (“VLTs”) granted (or that may be granted) to any Seller Party by the Ohio Lottery Commission; provided that, if a Seller Party is required to make a payment to any government agency or otherwise in connection with such licenses, Buyer agrees to advance funds to Seller for such purposes; including but not limited to attorney fees, staff costs and expenses, and all other fees and expenses associated with the prosecution of the VLTs (“VLT Funds”) on the following terms and conditions: All VLT Funds advanced by Buyer and/or Pinnacle shall be evidenced by one or more promissory notes that: (i) shall bear no interest, (ii) shall have a maturity date no later than two years after the date of the Closing, (iii) shall be canceled upon the completion of a Closing under this Agreement with no reduction in Purchase Price, and (iv) shall become immediately due and payable upon a Change in Control (as hereinafter defined), other than a Change in Control resulting from the transactions contemplated by this Agreement. “Change in Control” means the occurrence of any one or more of the following without the prior consent of Buyer: the acquisition by any individual, entity or group of beneficial ownership of more than 50% of the equity of any Seller Party or Concessions; the consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a “Business Combination”) of Seller with any other entity; or the consummation of a sale or other disposition of all or substantially all of the assets of the Seller Parties;

(h) Seller will not, and will instruct Investors Commercial Capital, LLC, ABI International, Inc., and any other broker or other person to whom the transactions contemplated by this Agreement were submitted not to, directly or indirectly, solicit, initiate, encourage, or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any inquiries or proposals from any person (other than Buyer) relating to any business combination transaction involving Seller, including the sale Seller’s membership interests, the merger or consolidation of Seller, or the sale of Seller’s business or any of the Assets (other than in the Ordinary Course of Business). Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller;
(i) Seller will timely pay in full all taxes and other material obligations on the Assets when such taxes and other obligations are due and payable; provided, however, Seller shall not be obligated to pay any taxes or other obligations which it is validly disputing;
(j) Subject to the disclosures made herein, Seller will maintain the Assets in a state of repair and condition that is consistent with its current practices; further provided, that Seller Parties shall not be required to repair, replace or maintain any Asset or Assets which are damaged or part of a casualty loss, or otherwise rendered inoperable and such repair or replacement or maintenance is not covered by Seller Parties’ insurance (“Uninsured Loss”), provided, however, Seller Parties shall replace, repair or maintain such damaged Asset or Assets if: (i) such replacement, repair or maintenance is necessary to maintain the Permits, including without limitation the Racing Licenses or to hold live racing at the Track, and (ii) Buyer and/or Pinnacle advance the funds to cover the costs of such Uninsured Loss (“Uninsured Loss Payment”). All Uninsured Loss Payments advanced by Buyer and/or Pinnacle shall be evidenced by one or more promissory notes that: (i) shall bear no interest, (ii) shall have a maturity date no later than two years after the date of the Closing, (iii) shall be canceled upon the completion of a Closing under this Agreement with no reduction in Purchase Price, and (iv) shall become immediately due and payable upon a Change in Control (as hereinafter defined), other than a Change in Control resulting from the transactions contemplated by this Agreement;
(k) Seller Parties and Concessions shall not be required to comply with any Mandates (as defined below), except that if prior to or after the Effective Date, Seller Parties or Concessions is required by any law, regulation, ordinance, CAFO Regulations or the OSRC or any federal, state, county or local agency or department to repair, replace or perform maintenance on any Asset, or obtain a permit, license or otherwise take any action (collectively, a “Mandate”) and (i) such replacement, repair, maintenance or action is necessary to maintain the Permits, including without limitation the Racing Licenses, to hold live racing at the Track, or to avoid additional fines, penalties or injunctive or similar relief, and (ii) Buyer and/or Pinnacle advance the funds to cover the costs of such Mandate (“Mandate Payment”), Seller shall repair, replace, maintain or take such actions as are necessary to maintain the Permits, including without limitation the Racing Licenses or to hold live racing at the Track. All Mandate Payments advanced by Buyer and/or Pinnacle shall be evidenced by one or more promissory notes that: (i) shall bear no interest, (ii) shall have a maturity date no later than two years after the date of the Closing, (iii) shall be canceled upon the completion of a Closing under this Agreement with no reduction in Purchase Price, and (iv) shall become immediately due and payable upon a Change in Control, other than a Change in Control resulting from the transactions contemplated by this Agreement;

(l) Seller will take no actions which directly or indirectly adversely impact the validity or enforceability of this Agreement;
(m) The Seller Parties and Concessions shall (i) maintain all Permits required for the continued operation of the Track on the Property and (ii) continue the operation of the Track in the ordinary course of business consistent with current practices and in a manner that allows Jockey Club and Turf Club to maintain the Racing Licenses;
(n) The Seller Parties shall have duly organized the LLCs prior to Closing by filing organizational documents reasonably acceptable in form and substance to Buyer and the Seller Parties with the Secretary of State of the State of Ohio. Each of Jockey Club and Turf Club shall have contributed the Racing Licenses held by it and the related Pari-Mutuel Tax Abatements to the LLCs simultaneous with the Closing, in exchange for all of the membership interests of the LLCs. The Seller Parties agree to sell all of the membership interests of each of the LLCs to Buyer at Closing, and to take only the actions described in this Agreement with regard to the LLCs;
(o) Seller shall cause Buyer and Pinnacle, at Buyer’s expense, if any, to be named as additional insureds on its property insurance policies for the Property from the Effective Date until the Closing; provided, that the insurance company is agreeable to such addition; and further provided that, in the event that this Agreement terminates prior to Closing pursuant to Sections 9.1 or 9.2, Seller shall have the right, without the consent of Buyer or Pinnacle, to have Buyer and Pinnacle removed immediately, without notice, as additional insureds on its property insurance policies and Buyer and Pinnacle agree, at their expense, to take all actions necessary to be removed as additional insureds upon a termination of the Agreement;
(p) Concessions will, within five (5) Business Days after the Effective Date, submit written notice to the Ohio Lottery Commission of its intent to sell its business to Buyer; and agrees to cooperate with Buyer in connection with the application by Buyer to the Ohio Lottery Commission for an Ohio Lottery Retailer License;
(q) Notwithstanding the provisions of Section 4.4(k) above, Seller Parties shall use their commercially reasonable efforts to have completed the following compliance corrections of which the Seller Parties were provided written notice by the OSRC prior to the Effective Date that are required by the OSRC to be completed after the close of the 2010 live racing season: paint all living quarters in Dorm A and Dorm B, paint all stable area rest rooms, repair roofs on all barns to be used in 2011 racing season, level all shed rows in the open barns, install windows in Dorm B and eradicate bed bugs in Dorms A and B (collectively, the “Racing Commission Corrections”);

(r) Seller Parties shall use their commercially reasonable efforts to have completed items set forth in a violation letter received from the Hamilton County Department of Health by Seller prior to the Effective Date related to the sewer plants, including but not limited to obtaining any required permits related thereto (collectively, the “Health Department Corrections” and, together with the Racing Commission Corrections, the “Site Corrections”).
Section 4.5 Obligations of Seller Post-Closing.
(a) After the Closing Date, Seller shall promptly reimburse Buyer for all uncashed pari-mutuel tickets which were procured from the Track prior to Closing (“Uncashed Tickets”) which Buyer pays out after the Closing upon presentment to Buyer for payout by the legal holder of the Uncashed Ticket. Buyer shall provide Seller with satisfactory supporting documentation of such payout upon request for reimbursement of Uncashed Tickets from Seller. Seller shall establish a reserve account to fund such Uncashed Tickets in an amount not to exceed $25,000 (the “Uncashed Ticket Fund”). No more than once a month, Buyer shall provide to Seller a detailed accounting of Uncashed Tickets (“Account Detail") which it pays out and Seller shall reimburse Buyer for such amount within thirty (30) days of the receipt of the request for payment. Any unresolved disputes which respect to the Account Detail shall be decided by a mutually acceptable certified public accountant whose fees shall be paid one-half by Buyer and one-half by Seller. Seller shall be entitled to the release the balance of the Uncashed Ticket Fund on the first anniversary of the Closing Date.
(b) Seller agrees to the covenants regarding tax matters set forth in Exhibit C hereto.
(c) Seller agrees to file with the California Secretary of State, within six months after the Closing, appropriate documentation to change the name of Management and Seller to entity names which do not include the phrase “River Downs” or something similar thereto.
(d) Should the OSRC require a third party review of the financial statements of one or more of the Seller Parties to after Closing, each of the Seller Parties agrees to provide such information and assistance as may be necessary for Buyer to have such review conducted at Buyer’s own expense.

Section 4.6 Obligations, Covenants and Acknowledgements of Buyer Prior to Closing and Post-Closing.
(a) Buyer will cooperate with all reasonable requests to take action which will facilitate the Closing of the Transaction, including, without limitation, such assistance as may be required in connection with the transfer of the Permits, Liquor License and obtaining the Requisite Consents.
(b) Buyer acknowledges and agrees that the Track and Property is located in a flood plain and the Business has been operating at a significant loss, and expects to continue to operate at a significant loss during the term of this Agreement.
(c) Uncashed Tickets. Buyer shall promptly pay any Uncashed Ticket presented to Buyer for payment by the legal holder of such Uncashed Ticket after the Closing. Buyer shall provide Seller with satisfactory supporting documentation of such payouts upon Buyer’s request for reimbursement of Uncashed Tickets from Seller.
(d) Quarterhorse Accounting Overpayment. Buyer shall reimburse Seller for the Quarterhorse Overpayment as follows: within ten (10) days of the receipt by Buyer of funds allocated to quarterhorse purses, Buyer shall remit such funds to Seller up to the amount of the Quarterhorse Overpayment.
(e) Retention of and Access to Records. After the Closing Date, Buyer shall retain, at no expense to Seller Parties or Concessions, for a period of seven years those records and that confidential information of Seller Parties and Concessions delivered to Buyer and/or Pinnacle, including without limitation any accounting records of any Seller Party or Concessions delivered to Buyer. Buyer also shall provide the Seller Parties and Concessions and their representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to records that are Excluded Assets to the extent such records are related to Assets, Assumed Obligations or the payment of taxes, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice. Buyer shall allow Seller Parties and Concessions to maintain their Seller Records in the location in which the Seller Records are currently kept for a period of six (6) months after the Closing at no expense to Seller Parties or Concessions.
(f) Tax Matters Covenants. Buyer agrees to the covenants regarding tax matters set forth in Exhibit C hereto.
(g) Should the OSRC require a third-party review of the financial statements of one or more of the Seller Parties after Closing, Buyer agrees to have such review conducted at Buyer’s own expense to satisfy the requirements imposed by the OSRC; provided that each of the Seller Parties provides such information and assistance as may be necessary to complete such review.

(h) Buyer and Pinnacle covenant and agree that from and after the Effective Date provided there is a Closing, Buyer and Pinnacle shall assume all obligations to perform any actions necessary to complete the Site Corrections which were not completed by Seller Parties prior to Closing and indemnify Seller Parties and Concessions for any and all claims, losses, expenses, costs, fees, damages and/or reasonable attorney fees (collectively, the “Damages”), including but not limited to Damages related to fines, penalties or third party (including governmental and quasi-governmental agency) claims, incurred by Seller Parties or Concessions as a result of the Site Corrections not being completed, provided such obligation shall not include any Damages, including but not limited to Damages related to fines, penalties or third party (including governmental or quasi-governmental agency) claims made or assessed against the Seller Parties with respect to the Site Corrections not being completed prior to Closing, and any limitation or exclusion set forth in Section 12 shall not apply to Buyer’s and Pinnacle’s indemnification obligations under this Section.
(i) To the extent permitted by any law, rule or regulation, Buyer agrees to cooperate with Seller Parties and Concession with respect to initiating voluntary payroll deductions for any Transferred Employees, which such applicable Transferred Employee agrees to, with respect to any amounts owed by the Transferred Employees to the Seller Parties or Concessions.
(j) Buyer agrees to obtain all necessary surety bonds and/or provide guaranties of performance as required by the OSRC or any other governmental authority with respect to the Racing Licenses and use commercially reasonable efforts to assist Seller Parties in having their current surety bond(s) and/or guaranties of performance released as of the Closing.
Section 5. Closing. Subject to Section 9.1(c) and satisfaction or waiver of the conditions of closing set forth in Sections 4.1 and 4.2, the closing of the Transaction (the "Closing”) shall take place on the later of (a) December 15, 2010, and (b) five (5) Business Days, after the date that the conditions to Closing set forth in Sections 4.1 and 4.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time) or such other date as otherwise mutually agreed upon by Buyer and Seller (the “Closing Date”). At the option of Seller, the Closing shall (i) be by electronic exchange of the documents and funds transfer or (ii) take place in the offices of Graydon Head & Ritchey LLP, Cincinnati, Ohio. If the Closing Date does not fall on a Business Day then the Closing Date shall be on the next Business Day. The time and date as of which the Transaction shall be deemed effective (the “Effective Time”) shall be 12:01 a.m. Ohio time on the Closing Date. “Business Day” shall mean any day other than a Saturday, Sunday or other days on which commercial banks in Ohio are authorized or obligated to close under applicable laws.

Section 6. Investigations; Condemnation; Damage; Possession.
(a) Investigations. Following the date hereof, Buyer and Buyer’s agents and contractors will have the right (upon reasonable notice to Seller) to conduct all tests, inspections, title searches, investigations, surveys and other items (“Investigations”), deemed necessary by Buyer, in its sole discretion, for Buyer’s potential ownership and use of the Business and Assets. Seller shall give Buyer and Buyer’s agents and contractors the right to come onto the Property to do all such Investigations (upon reasonable notice to Seller). All Investigations completed by Buyer or Buyer’s agents or contractors shall be completed in a manner so as to not unreasonably interfere with Seller’s ownership of the Assets or the existing use and possession. During the course of the Investigations, Buyer shall have the right to inspect and review (A) all studies, reports or other information (environmental or otherwise) within Seller’s possession or control pertaining to the Assets, (B) the insurance policies owned or maintained by Seller insuring or relating to the Assets or the Business, (C) the Intangibles, (D) the Contracts, and (E) such additional financial, operating, and such other relevant data and information as Buyer may reasonably request; and Seller shall furnish Buyer with copies of the documentation with respect to same. Seller shall cooperate and assist, to the extent reasonably requested by Buyer, with all such Investigations. In addition, Buyer shall have the right to have the Property inspected by Buyer’s agents and contractors, at Buyer’s and Pinnacle’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Property. Buyer and Pinnacle shall defend, hold harmless and indemnify Seller Parties and Concessions, from and against all claims, liabilities, costs, fines and expenses (including without limitation reasonable attorney fees and other litigation expenses) and damages arising from or related to the conduct by Buyer or its agents in the performance of the Investigations and any limitation or exclusion set forth in Section 12 shall not apply to Buyer’s and Pinnacle’s indemnification obligations under this Section.
(b) Notice of Condemnation and Eminent Domain. Seller shall promptly notify Buyer in writing if Seller receives a notice of condemnation and/or exercise of eminent domain in respect of all or any part of the Assets. Unless such exercise of eminent domain materially impairs Buyer’s ability to use the Assets, including the Property, for Buyer’s intended use, Buyer and Pinnacle shall continue to be bound by this Agreement, except that any and all compensation awarded for expropriation (including without limitation all rights to loss of business, goodwill, fixtures, moving and other expenses) and all right and claim of Seller to any such proceeds and compensation not paid by the Closing Date shall be assigned to Buyer and retained by Buyer as its sole property and sole remedy.
(c) Damage Before Closing. Seller shall insure the Assets until the Closing as it currently insures the Assets (and use commercially reasonable efforts to renew any policies of insurance which may expire prior to the applicable Closing Date). If loss or damage to the Assets occurs from any cause (“Casualty”), whether or not insured, then Seller shall promptly deliver a written notice to Buyer specifying the nature and extent of the loss or damage and estimating the cost of and time to complete repair and restoration, and whether the same is covered by insurance (the “Notice of Loss”). Buyer and Pinnacle shall continue to be bound by this Agreement except that any and all compensation awarded for the loss or cost of repair covered by insurance and all right and claim of Seller to any such proceeds and compensation not paid by the Closing Date shall be assigned to Buyer and retained by Buyer as its sole property and sole remedy.
(d) Possession. If the Closing occurs, Buyer shall be entitled to exclusive possession of the Assets as of the Closing.

Section 7. Closing Deliveries.
(a) Seller’s Delivery Obligations. At the Closing, Seller Parties and Concessions shall deliver to or for the benefit of Buyer the following (such documents shall either be prepared by Buyer or shall be in a form approved by Buyer prior to the Closing):
(i) One or more recordable limited warranty deeds for the Property, executed by Seller;
(ii) A bill of sale for the Inventories and the Equipment, executed by Seller Parties and Concessions (the “Bill of Sale”);
(iii) An assignment and assumption agreement for the assignment of Seller Parties’ and Concessions’ Contracts to Buyer (the “Assignment and Assumption Agreement”), executed by Seller;
(iv) An assignment (or assignments) of the intangibles, executed by Seller (the “General Assignments”);
(v) The Indemnification Escrow Agreement executed by Seller;
(vi) A certificate of each of the Seller Parties and Concessions signed on behalf of each by such Party’s chief executive officer or chief financial officer certifying that the closing conditions set forth in Sections 4.1(a) and (b) applicable to such Party have been satisfied and that the Party has complied with all other covenants and obligations of the Party under this Agreement applicable between the Effective Date and Closing Date in all material respects;
(vii) A copy of the Seller Consent, certified by officers or managers of each of the Seller Parties and Concessions, as applicable;
(viii) A certificate of non-foreign status under Section 1445 of the Code with respect to the Property;
(ix) Such other assignment or conveyance documents as may be requested by Buyer, including such documents as required to transfer the assets of Concessions to Buyer;

(x) Such resolutions and other documents as may be reasonably requested by Buyer to establish the authority of Seller Parties and Concessions to enter into the Transaction;
(xi) Such other documents as shall be reasonably required to consummate the purchase and sale of the Property, including, without limitation, the certificates of title for the portions of the Property that are registered land;
(xii) All keys, security cards, security codes, remote devices, and all other items required for access to all parts of the Track;
(xiii) Copies of the Requisite Consents obtained by Seller Parties and Concessions on or prior to the Closing Date;
(xiv) A legal opinion of Graydon Head & Ritchey LLP, dated as of the Closing Date, in the form of Exhibit F; and
(xv) A legal opinion of Sidley Austin LLP, dated as of the Closing Date, in the form of Exhibit G.
(b) Buyer’s Delivery Obligations. At the Closing, Buyer shall deliver to Seller the following:
(i) Payment of the Purchase Price as required in Section 3;
(ii) A certificate of each of Pinnacle and Buyer signed on behalf of each Party by its chief executive officer or chief financial officer certifying that the closing conditions set forth in Sections 4.2(a) and (b) applicable to such Party have been satisfied and that such Party has complied with all other covenants and obligations of the Party under this Agreement applicable between the Effective Date and Closing Date in all material respects;
(iii) The Assignment and Assumption Agreement, executed by Buyer;
(iv) The General Assignments, executed by Buyer;
(v) The Indemnification Escrow Agreement, executed by Pinnacle and Buyer;
(vi) A copy of Buyer’s Consent certified by an officer of Buyer; and
(vii) Such other documents as shall be reasonably required to consummate the purchase and sale of the Property.

(c) Transfer Taxes. The costs of all transfer taxes, recording fees and conveyance fees and expenses incurred in connection with the conveyance of the Property shall be borne half by Seller and half by Buyer; provided that if the total costs of all such taxes, fees and expenses exceeds $30,000, then the portion of such costs borne by Seller shall be $15,000 and the remaining portion of such costs shall be borne by Buyer.
Section 8. Representations and Warranties.
Section 8.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that all of the statements contained in Exhibit A attached to this Agreement are true and correct in all material respects on the date of this Agreement and on the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects on such earlier date).
Section 8.2 Representations and Warranties of Buyer and Pinnacle. Buyer and Pinnacle hereby represent and warrant to Seller that all of the statements contained in Exhibit B attached to this Agreement are true and correct in all material respects on the date of this Agreement and on the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects on such earlier date).
Section 8.3 As Is/Where Is Sale. Buyer and Pinnacle acknowledge and agree that Buyer is purchasing the Assets based solely upon Buyer’s inspection and investigation of the Assets and all documents related thereto, or Buyer’s opportunity to do so. Buyer acknowledges and agrees that Buyer and Buyer’s agents and representatives have been given full access to inspect and evaluate the Assets prior to the date hereof. IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND SHALL NOT AT ANY TIME BE DEEMED TO HAVE MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION, VALUE OR FUTURE USE OR RELIABILITY OF ANY OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BUYER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT SUCH ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.” Buyer and Pinnacle have not relied and will not rely on, and Seller is not liable for or bound by, any express, implied or statutory warranties, guaranties, statements, representations or information of any kind pertaining to such Assets or relating thereto made or furnished by Seller, other than the representations and warranties expressly set forth on Exhibit A hereto. Without limiting the generality of the foregoing, Buyer and Pinnacle acknowledge and agree that (i) Seller has advised Buyer and Pinnacle that the Property is located in a flood plain, (ii) the Business has been operating at a loss, and (iii) no representation or warranty has been made or will be made concerning the profitability of the Business or the value or condition of the Assets at Closing, and Buyer and Pinnacle are hereby waiving any claim against Seller Parties or Concessions based on any adverse change in the profitability of the Business or value of the Assets.

Section 8.4 Concentrated Animal Feeding Operations. Buyer and Pinnacle acknowledge that Seller has informed Buyer and Pinnacle that the Property may not currently be in compliance with applicable federal and state laws and regulations relating to concentrated animal feeding operations (the “CAFO Regulations”). Buyer and Pinnacle shall have no right to postpone or delay the Closing, or terminate this Agreement, as a result of the Property not being in compliance with CAFO Regulations at Closing. Buyer and Pinnacle covenant and agree that from and after the Effective Date, provided there is a Closing, Buyer and Pinnacle shall assume all obligations to bring the Property into compliance with CAFO Regulations and indemnify Seller Parties and Concessions for any Damages, including but not limited to Damages related to fines, penalties or third party (including governmental and quasi-governmental agency) claims, incurred by Seller Parties or Concessions as a result of the Property not being in compliance with CAFO Regulations, provided such obligation shall not include any Damages, including but not limited to Damages related to fines, penalties or third party (including governmental and quasi-governmental agency) claims made or assessed against the Seller Parties with respect to the Property not being in compliance with CAFO Regulations prior to the Closing, and any limitation or exclusion set forth in Section 12 shall not apply to Buyer’s and Pinnacle’s indemnification obligations under this Section. Except as provided in Section 4.4(k), the Parties agree that the Seller Parties shall have no obligation under this Agreement to commence remediation with respect to CAFO Regulations prior to the Closing.
Section 9. Default and Termination.
Section 9.1 Termination. This Agreement may be terminated prior to Closing by Buyer and Pinnacle, on the one hand, or Seller, on the other hand, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other party upon the occurrence of any of the following:
(a) if Buyer and/or Pinnacle on the one hand or Seller on the other hand is in material breach of this Agreement and such breach has been neither cured within twenty (20) Business Days after written notice of such breach nor waived by the party giving such termination notice;
(b) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;
(c) if the OSRC has not given its affirmative written consent to the Transaction, including transfer of the Racing License, by March 31, 2011 (the “Drop Dead Date”); or
(d) This Agreement may be terminated by written consent of Buyer, Pinnacle, Concessions and Seller Parties.

If any party believes the other party to be in breach or default of this Agreement, the non-defaulting party shall, prior to exercising its right to terminate under Section 9.1(a), provide the defaulting party with notice specifying in reasonable detail the nature of such breach or default. Except for a failure to pay the Purchase Price, the defaulting party shall have twenty (20) Business Days from receipt of such notice to cure such default; provided, that if the breach or default is due to no fault of the defaulting party and is not capable of cure within such 20-Business Day period, the cure period shall be extended as long as the defaulting party is diligently and in good faith attempting to effectuate a cure.
Section 9.2 Buyer or Seller Termination.
(a) Buyer shall be able to terminate this Agreement by providing written notice to Seller Parties and Concessions pursuant to (i) Section 6(b) if an exercise of eminent domain materially impairs Buyer’s ability to use the Assets, including the Property, for Buyer’s intended use, or (ii) Section 4.1(k), if, during the Property Contingency Period, the Survey is not received by Buyer or Buyer disapproves the condition of title to the Property or a survey matter with respect to the Property (each as set forth in Section 4.1(k); or
(b) Seller Parties and Concessions shall be able to terminate this Agreement by providing written notice to Buyer and Pinnacle if the Survey is not received by Seller Parties and Buyer during the Property Contingency Period.
Section 9.3 Effect of Termination. In the event of termination of this Agreement pursuant to Sections 9.1 or 9.2, this Agreement (other than Section 4.3(b) relating to the Section 4.3(b) Payments, Section 4.4(g) relating to the VLT Funds, Section 4.4(j), Section 4.4(k), Section 11 (Confidentiality) and Section 21 (Expenses), which shall remain in full force and effect) shall forthwith become null and void, and no party hereto (nor any of their respective affiliates, directors, officers or employees) shall have any liability or further obligation, except as provided in this Section 9 and Section 12; provided, nothing in this Section shall relieve any party from liability for any breach of this Agreement. If Seller terminates this Agreement pursuant to 9.1(a), Seller shall be entitled to pursue any other right or remedy available under this Agreement, applicable law or otherwise, and Seller shall be entitled to recover reasonable attorneys fees and court costs. If Buyer terminates this Agreement pursuant to 9.1(a), Buyer shall be entitled to pursue any other right or remedy available under this Agreement, applicable law or otherwise, and Buyer shall be entitled to recover reasonable attorneys fees and court costs.

Section 10. Employee Transition Matters.
Section 10.1 Employees.
(a) Notwithstanding any provision of this Agreement or any existing confidentiality agreement to the contrary, from and after the date of this Agreement, Buyer, shall have the right to discuss the terms of employment with the employees, officers, agents and consultants of Seller Parties and Concessions (collectively, the “Employer Parties”), and to offer to hire, and effective as of the Effective Time, to hire and employ any or all of the Employer Parties’ employees and officers, in Buyer’s sole discretion. Buyer will prepare and provide to Seller at least five (5) days prior to the Closing Date a list of all of the Employer Parties’ employees and officers that Buyer, in its discretion, elects to hire and employ effective as of the Effective Time (each such employee and officer that accepts Buyer’s offer individually referred to herein as a “Transferred Employee” and all such employees and officers collectively referred to herein as the “Transferred Employees”). Effective as of the Effective Time, the Employer Parties shall terminate the employment of and unconditionally release each Transferred Employee from any and all contractual restrictions or other obligations related to his or her employment with the Employer Parties, including, without limitation, any employment agreements and any non-competition and non-solicitation covenants or agreements relating to the Business, whether contained therein or otherwise, without penalty to the Transferred Employees. Buyer shall not be required to, and shall not, assume any employment contracts or other agreements or obligations of the Employer Parties with any Transferred Employee regarding or related to his or her employment with the Employer Parties, including, without limitation, any change of control payments. The terms and conditions of employment to be offered to the Transferred Employees shall be established in Buyer’s discretion.
(b) If the Buyer is a successor employer of Seller for purposes of the Agreement between Seller and I.A.T.S.E. Local B 754 (the “Union”) dated April 16, 2010, Buyer agrees that upon demand from the Union, Buyer shall negotiate with the Union regarding the wages, hours and other terms and conditions of employment of employees represented by the Union.
Section 10.2 Retained Employees; Termination Costs. Any employees or officers of the Employer Parties, as of the date of this Agreement, that are not Transferred Employees will be referred to herein as “Retained Employees.” The Employer Parties shall be responsible for all liabilities (i) relating to Retained Employees, whether terminated before or after the closing; and (ii) relating to Transferred Employees, accrued or payable with respect to any pre-Closing period or arising as a result of the Closing.
Section 10.3 Employee Benefits and Welfare Plans.
(a) Buyer may elect to, but shall not be required to, assume the Seller 401(k) Plan as of Closing and at Buyer’s sole cost. If Buyer elects to assume the Seller 401(k) Plan, Buyer shall provide written notice of such election to Seller prior to Closing.
(b) Except as set forth in Section 10.3(a) above, Buyer shall not assume any liabilities and obligations of the Employer Parties relating to their employees or employee benefits. Without limiting the foregoing, the Employer Parties shall retain, and Buyer shall not assume, obligations and liabilities with respect to (i) any plans or arrangements maintained, sponsored, contributed to, or required to be contributed to by the Employer Parties relating to Transferred Employees, Retained Employees, or any other present, former or retired employees of the Employer Parties, including, without limitation, liabilities and obligations for any retiree benefits and (ii) except as provided in this Section 10, any employee-related liabilities arising at or before, or by reason of, the Closing, or otherwise in respect of any period at or before the Closing.

(c) The Employer Parties will retain liability for all workers’ compensation liabilities of the Transferred Employees due to or based upon events occurring on or before the Closing Date, whether or not filed on or before the Closing Date. Buyer shall be liable for all workers’ compensation liabilities of the Transferred Employees due to or based upon events occurring after the Closing Date.
Section 11. Confidentiality.
(a) Any Party (a “Receiving Party”) that receives any confidential or proprietary information or data relevant to another Party (the “Disclosing Party”) or such Disclosing Party’s business, whether of a technical or commercial nature, shall not: (i) disclose to any person, association, firm, corporation or other entity (other than the other Parties and their respective representatives, attorneys, accountants, and agents or those designated in writing by the Disclosing Party or any regulatory body that regulates activity of any Party or its parent, including the OSRC) in any manner, directly or indirectly, or (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than the other Parties and their respective representatives, attorneys, accountants, and agents or those designated in writing by the Disclosing Party or any regulatory body that regulates activity of any Party or its parent, including the OSRC) to use, in any manner, directly or indirectly, any such information or data, excepting only (A) disclosure or use of such data or information as is at the time generally known or available to the public and which did not become so known or available through any breach of any provision of this section by a Party, (B) disclosures of information on a confidential basis to directors, employees or professional advisors of a Party who need to know such information and confidential use of such information by employees or professional advisors of a Party who need to use such information, in each use only to the extent necessary for the benefit of such Party, (C) disclosures of information to the extent required by applicable law (including, without limitation, the rules and regulations of the Securities and Exchange Commission, any state securities commission or any gaming or racing laws) or any listing agreement with, or the rules and regulations of, the New York Stock Exchange and (D) disclosure by Buyer to any person, association, firm, corporation or other entity (and its respective representatives, attorneys, accountants, and agents or any regulatory body that regulates activity of any Party or its parent, including the OSRC) considering whether to enter into a business relationship with Buyer with respect to the Assets, Business or this Transaction, provided such person, association, firm, corporation or other entity (and its respective representatives, attorneys, accountants, and agents) agree to be bound by the restrictions contained in this Section 11 and written notice is provided to Seller.

(b) If a Receiving Party becomes compelled in any proceeding or is requested by a governmental body having regulatory jurisdiction over the Transaction to make any disclosure that is prohibited or otherwise constrained by this Section 11, that Receiving Party shall, to the extent not prohibited by any governmental body, provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 11. In the absence of a protective order or other remedy, the Receiving Party so compelled or requested may make such the disclosures as, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to make or that have been requested by such governmental body; provided, however, that such Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person to whom such disclosures are made. The provisions of this Section 11 do not apply to any proceedings between the parties to this Agreement.
(c) Each Receiving Party acknowledges and agrees that the Disclosing Party’s remedies at law would be inadequate for any violation or any attempted violation of the Receiving Party’s obligations under this section. In the event of any violation or attempted violation of this section by a Receiving Party, the Disclosing Party shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available to such Party from time to time.
(d) The confidentiality obligation under Sections 11(a), (b) and (c) shall not apply to filings or disclosures to be made by the Seller, Buyer or Pinnacle with or any other filing or disclosures required by or from the U.S. Securities and Exchange Commission, the New York Stock Exchange, Inc., the OSRC, Louisiana Gaming Control Board, the Indiana Gaming Commission, the Missouri Gaming Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the City of Reno, Nevada gaming authorities, the New Jersey Casino Control Commission, or any other state securities commission or gaming authority or liquor authority or regulatory agency or any governmental body.

Section 12. Indemnification.
Section 12.1 Survival. The representations, warranties, covenants and obligations of each Party shall survive the Closing to the extent provided in this Section 12.1. All representations, warranties, covenants and agreements and related sections of the disclosure schedules shall survive the Closing for a period of six (6) months after the Closing Date; provided that the Specified Representations and Covenants (as hereinafter defined) shall survive and continue until the expiration of the applicable statute of limitations. For purposes of this Agreement, the representations and warranties set forth in Sections A.2, A.3, A.4, B.1 and B.2 and the related sections of the disclosure schedule, as applicable, shall be known as the “Specified Representations”; and the covenants and agreements and the related sections of the disclosure schedule, as applicable, set forth in Sections 4.5, 4.4(g), 4.4(j), 4.4(k), 10.3(c) and 11, and the Seller Retained Liabilities shall be known as the “Seller Specified Covenants”; and the covenants and agreements and the related sections of the disclosure schedule, as applicable, set forth in Section 4.6(c) — (g), Section 6(a), Section 8.4, Section 10.1(b), Section 10.3(a), if applicable, Section 11, the Assumed Obligations set forth in Section 2(a), payment of the Purchase Price and any Liabilities related to Buyer’s ownership and operation and conduct of the Business and Assets on and after the Closing Date shall be known as the “Buyer Specified Covenants.” The Specified Representations, Buyer Specified Covenants and Seller Specified Covenants together, shall be known as the “Specified Representations and Covenants". Notwithstanding anything to the contrary herein, if a claim notice relating to any representation, warranty, covenant or agreement set forth in any of said Sections is given to the Party required to provide indemnification pursuant to this Section 12 on or prior to the six-month anniversary of the Closing Date, if applicable, then, notwithstanding anything to the contrary contained in this Section 12.1, such representation, warranty, covenant or agreement shall not so expire, but rather shall remain in full force and effect until such time as each and every claim that is based directly or indirectly upon, or that relates directly or indirectly to, any breach or alleged breach of such representation, warranty, covenant or agreement has been fully and finally resolved, either by means of a written settlement agreement executed by the parties hereto, or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.
Section 12.2 Seller Indemnification. Seller shall indemnify, defend and hold harmless Buyer and its affiliates and their respective representatives from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys’ fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from (i) any material inaccuracy in or material breach of any of the representations or warranties expressly made by the Seller Parties or Concessions in this Agreement, (ii) any failure to perform or comply with any covenants or agreements expressly made by the Seller Parties and Concessions in this Agreement, or (iii) the Seller Retained Liabilities. In the preceding sentence, the term “material” or “materially” shall mean any inaccuracy in or breach of any of the representations or warranties expressly made by the Seller Parties or Concessions in this Agreement or any failure by any Seller Party to perform or comply with any covenants or agreements expressly made by the Seller Parties and Concessions in this Agreement (other than with respect to the Seller Specified Covenants) with which Buyer or Pinnacle makes a written indemnification claim under Section 12(i) or (ii) in good faith in an amount equal to or exceeding $3,000.00. In the event that such a material inaccuracy in or material breach of a representation or warranty expressly made by a Seller Party or Concessions in this Agreement occurs or a Seller Party fails to materially perform or comply with any covenants or agreement in this Agreement, the full amount of the indemnification claim made by Buyer or Pinnacle in connection therewith shall be included in the calculation of the aggregate amount of losses for which Buyer or Pinnacle is entitled to be indemnified under this Agreement pursuant to Section 12.4(ii).

Section 12.3 Buyer and Pinnacle Indemnification. Buyer and Pinnacle shall indemnify, defend and hold harmless Seller Parties and Concessions and their respective affiliates (collectively, the “Seller Indemnified Parties”) and their respective representatives from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys’ fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, asserted against, resulting to, imposed upon, or incurred or suffered by the Seller Indemnified Parties, directly or indirectly, as a result of or arising from (i) any material inaccuracy in or material breach of any of the representations or warranties expressly made by Buyer or Pinnacle in this Agreement, (ii) any failure to materially perform or comply with any covenants or agreements expressly made by Buyer or Pinnacle in this Agreement, (iii) the Assumed Obligations, (iv) the ownership and operation and conduct of the Business and Assets on and after the Closing Date, (v) payment of the Purchase Price, Section 4.3(b) Payments or payments pursuant to Section 4.6, or (vi) in accordance with Section 6 or Section 8.4.
Section 12.4 Limitations. Seller shall have no obligation to Buyer or Pinnacle for any matter described in Section 12.2, except upon compliance by Buyer or Pinnacle with the provisions of this Section 12. Seller shall not be required to indemnify Buyer or Pinnacle under Section 12.2 unless (i) written notice of a claim under this Section 12 was received by Seller within the pertinent survival period specified in Section 12.1, and (ii) with respect to claims under Sections 12.2(i) — (ii) (excluding Seller Specified Covenants), unless and until the aggregate amount of losses for which the party is entitled to be indemnified under this Agreement exceeds $250,000, after which Buyer and/or Pinnacle shall be entitled to recover amounts over such $250,000 but limited as hereinafter set forth. Seller shall not have any liability to Buyer and/or Pinnacle under any circumstances for special, consequential, punitive or exemplary damages. In no event shall the Seller’s total liability to Buyer and/or Pinnacle under this Agreement with respect to indemnification claims under Sections 12.2(i) — (ii) (other than breaches of representations and warranties constituting fraud, and those with respect to the Specified Seller Covenants) exceed $500,000.
Section 12.5 Sole Remedy. After the Closing, the right to indemnification under this Section 12 shall be the exclusive remedy of any party in connection with any breach or default (other than breaches or defaults constituting fraud) by another party under this Agreement; provided that nothing in this Section 12.5 shall limit a Party’s right to seek equitable relief in connection with the non-performance of any agreement or covenant with respect to the Specified Seller Covenants or Specified Buyer Covenants.
Section 13. Notices. All notices and deliveries to be given or made in connection herewith shall be deemed completed and sufficient if mailed, by certified mail, return receipt requested or delivered by personal delivery or nationally recognized overnight courier service, effective upon: (i) receipt or refusal to accept delivery with respect to personal delivery, (ii) the first Business Day after deposit with an overnight courier service, provided that such notices and deliveries shall be made to the respective parties for whom the same is intended if forwarded to the parties at their addresses set forth below or to such other address or addresses as the parties may notify each other in accordance with this Section 13.

(a)	If to a Seller Party or Concessions, to:
River Downs Investment Company, a California Limited Partnership
6301 Kellogg Road
Cincinnati, OH 45230
Attention: Jack Hanessian
and:
Jack Hanessian
680 Birney Lane
Cincinnati, OH 45230
with a copy to:
Graydon Head and Ritchey LLP
511 Walnut St.
1900 Fifth Third Center
Cincinnati, OH 45202
Attention: John J. Kropp
(b)	If to Buyer or Pinnacle, to:
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Ave.
Las Vegas, NV 89148
Attention: General Counsel
with a copy to:
Taft Stettinius & Hollister LLP
200 Public Square
Suite 3500
Cleveland, OH 44114
Attention: Irv Berliner
Section 14. Non-Waiver. No failure by any Party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, any other Party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect or constitute a waiver of, any Party’s right to demand strict compliance with all provisions of this Agreement.

Section 15. Genders and Numbers; Headings. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers. The headings of the various sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such sections, and shall be ignored in construing this Agreement.
Section 16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement. Any signature page that is faxed or transmitted electronically shall be effective as an original signature page. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.
Section 17. Entire Agreement. This Agreement (including all exhibits, schedules, and other documents referred to in this Agreement, all of which are hereby incorporated by reference) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Buyer, Pinnacle, Seller Parties and Concessions acknowledge and agree that neither Buyer or Pinnacle, nor Seller Parties or Concessions have made any representation or warranty except as expressly set forth in this Agreement or the other agreements, exhibits and schedules referenced in the immediately preceding sentence. Any matter that is disclosed in a Schedule hereto in such a way as to make its relevance to the information called for by another Schedule readily apparent shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross-reference. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought. No failure or delay on the part of Buyer, Pinnacle, Seller Parties or Concessions in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
Section 18. Assignment; Successors. Neither Buyer nor Pinnacle may assign its rights under this Agreement to any entity or person without Seller’s written consent, which consent may be withheld by Seller for any reason or no reason. Seller Parties and Concessions may assign their rights under this Agreement (without releasing Seller Parties or Concessions from their obligations under this Agreement) at any time after the Closing Date, to any entity or person without Buyer’s or Pinnacle’s consent. Subject to the forgoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns.

Section 19. No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties, any rights, remedies or other benefits under or by reason of this Agreement.
Section 20. Remedies. Except as otherwise provided in this Agreement, all rights and remedies of each Party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity. Seller Parties, Concessions and Buyer acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller Parties or Concessions could not be adequately compensated in all cases by monetary damages alone. Accordingly, subject to and limited by Section 12.5, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled, after all notices have been given and cure periods expired as set forth in this Agreement, to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement.
Section 21. Expenses. Except as otherwise provided in this Agreement, each of the Parties will bear its respective legal, accounting, and other costs and expenses associated with the transactions contemplated by this Agreement (including without limitation the costs of any brokers and financial advisors).
Section 22. Announcements. No Party shall disclose any information relating to this transaction except for such disclosures as may be required by applicable law or to such professional advisors as may be necessary or appropriate in order to complete the transactions contemplated by this Agreement without the prior written consent of Buyer, in the case of the Seller Parties or Concessions, and Seller, in the case of Buyer or Pinnacle.
Section 23. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts located in Hamilton County, Ohio and any state appellate court therefrom within the State of Ohio. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 24. Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed by both Parties.
Section 25. Construction. Each Party acknowledges that it and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or schedules thereto.
Section 26. Further Assurances. Each Party shall execute, acknowledge or verify, and deliver any and all documents which may from time to time be reasonably requested by Buyer, Seller Parties or Concessions, as applicable, to carry out the purpose and intent of this Agreement.
Section 27. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided:
(a) defined terms shall have the meanings assigned to them in this Agreement and include the plural as well as the singular;
(b) all accounting terms not otherwise defined herein have the meanings assigned under “GAAP”, as in effect on the date hereof, unless otherwise stated;
(c) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;
(d) all references in this Agreement to designated Exhibits or Schedules are to the designated Exhibit or Schedule to this Agreement, unless otherwise indicated;
(e) the words “herein,” “hereof,” “hereby,” “hereunder” and “hereto” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
(f) the words “include,” “including” and other words of similar import mean “include, without limitation” or “including, without limitation,” regardless of whether any reference to “without limitation” or words of similar import is made;
(g) the phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available;

(h) any table of contents, table of definitions and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;
(i) nothing contained herein shall create a joint venture or partnership between Buyer and Seller, or an agency principal relationship; and
(j) this Agreement shall not be recorded, but at Buyer’s election with Seller’s consent, a memorandum of this Agreement shall be recorded against the Property. If this Agreement is terminated prior to the Closing, then the parties shall release the memorandum of record.
[Remainder of page intentionally left blank. Signature page follows.]

Each of the undersigned confirms that it has read fully and understands this Agreement and the schedules and exhibits attached hereto.

PNK (OHIO), LLC, AN OHIO LIMITED LIABILITY COMPANY		RIVER DOWNS INVESTMENT COMPANY, A CALIFORNIA LIMITED PARTNERSHIP

By	/s/ John A. Godfrey	By	/s/ Edward J. Hanessian

Print Name	John A. Godfrey	Print Name	Edward J. Hanessian

Title	Vice President and Secretary	Title	President and General Partner

PINNACLE ENTERTAINMENT, INC., A DELAWARE CORPORATION		RIVER DOWNS JOCKEY CLUB, INCORPORATED, AN OHIO CORPORATION

By	/s/ John A. Godfrey	By	/s/ Edward J. Hanessian

Print Name	John A. Godfrey	Print Name	Edward J. Hanessian

Title	Executive Vice President, General Counsel and Secretary	Title	President

RIVER DOWNS TURF CLUB, INCORPORATED, AN OHIO CORPORATION		OHIO VALLEY CONCESSIONS, INC., AN OHIO CORPORATION

By	/s/ Edward J. Hanessian	By	/s/ Martin J. Stringer

Print Name	Edward J. Hanessian	Print Name	Martin J. Stringer

Title	President	Title	President

JOINDER
The undersigned, in his capacity as Trustee, hereby joins in the execution of this Agreement for the purpose of subjecting his interests in the Assets to the terms of this Agreement and for the purpose of agreeing to convey the real property known as Hamilton County Auditor’s Parcel Number 500-0460-0033 with an address of 6480 Kellogg Avenue (the “Trustee Parcel”) in accordance with the terms and conditions set forth in this Agreement (and execute and deliver, to the extent applicable to the Trustee Parcel, the documents referenced in Section 7(a) of this Agreement.

/s/ Edward J. Hanessian
Edward J. Hanessian, Trustee

Exhibit A
Representations and Warranties of Seller
§A.1. Organization and Standing. Seller (a) is a limited partnership duly organized, validly existing, and in full force and effect under the laws of the State of California with full power and authority to own, lease, use and operate the Assets and to conduct the Business as and where now owned, leased, used, operated and conducted, (b) is duly qualified to do business in Ohio and is not doing business in any other jurisdiction in which failure to qualify would have an material adverse effect on the Assets, (c) has not received any written notice or assertion within the last twelve (12) months from any governmental official in any jurisdiction to the effect that it is required to be qualified or authorized to do business in any such jurisdiction which would have a material adverse effect on the Assets, and (d) is not in material default in the performance, observation or fulfillment of any provision of its articles of organization, operating agreement, or other organizational documents, each as amended to date. Each person executing this Agreement on behalf of Seller represents and warrants that such person is duly authorized to act on behalf of Seller in executing this Agreement.
§A.2. Power and Authority; Capacity; Binding Obligation. Each of the Seller Parties and Concessions has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of each of the Seller Parties and Concessions, and their respective members or shareholders, as applicable. This Agreement has been duly executed and delivered by each of the Seller Parties and Concessions and constitutes the legal, valid and binding obligation of each of the Seller Parties and Concessions, enforceable against each of the Seller Parties and Concessions in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and general principles of equity.
§A.3. Consents and Approvals. Except as set forth on Schedule A.3, neither the execution and delivery of this Agreement by the Seller Parties and Concessions nor the consummation by the Seller Parties and Concessions of the transactions to be consummated by it as contemplated by this Agreement require or will require any action, consent, or approval of, or review by, or registration with, any third party, court or governmental body or other agency instrumentality or authority.
§A.4. Title to Assets. Except for Permitted Liens and as set forth on Schedule A.4, each of the Seller Parties and Concessions has good, clear and valid title in and to the Assets (excluding the Property) being transferred to Buyer, free and clear of all Liens or encumbrances other than covenants, conditions and restrictions which do not materially adversely affect the operation of the Business. With respect to the Property, except for Permitted Liens and as set forth on Schedule A.4, the Property shall be free from encumbrances.

1

§A.5. Contracts. Seller has delivered to Buyer true and accurate copies of all Material Contracts of which Seller has a copy, a description of any written Material Contract of which Seller does not have a copy, and a description of any oral Material Contract. To Seller’s knowledge, no party to any Material Contract is in actual, alleged, or potential violation or breach of, or default under, any Material Contract. Except as set forth in Schedule 1.1(g), to Seller’s knowledge, the descriptions of oral Material Contracts and written Material Contracts of which Seller does not have a copy include all material terms. To Seller’s knowledge, except for the Material Contracts or as set forth in Schedule A.5 or Schedule 1.1(g), or expired Contracts which Seller has provided a description of to Buyer, no other Contract or commitment is necessary to conduct the Business as it is currently conducted.
§A.6. Legal Proceedings, etc. Except as set forth on Schedule A.6, there are no actions, claims, proceedings, suits, orders or investigations pending, and Seller has not received notice of any actions, claims, proceedings, suits, orders or investigations threatened, (i) against or relating any Seller Party, the Business or any of the Assets by or before any federal, state, local or foreign court or governmental body, agency, or authority, at law or in equity, or (ii) for the purpose of enjoining or preventing the consummation of the sale and purchase of the Assets or any other transactions contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement.
§A.7. Real Property. Schedule A.7 contains a complete list of the numbers currently assigned by the Hamilton County Auditor to the parcels of real property that, together with all buildings located thereon and improvements thereto, constitute the Property.
§A.8. Brokers, Finders. Except for Investors Commercial Capital, LLC and ABI International, Inc., the transactions contemplated by this Agreement were not submitted to Seller by any broker or other person entitled to a commission, finder’s fee or like payment thereon and were not, with the consent of Seller, submitted to Buyer by any broker or other person, and none of the actions of Seller has given rise to any claim by any person for a commission, finder’s fee or like payment against any of the Parties.
§A.9. Sufficiency of Assets. As of the date of this Agreement, the Assets (excluding the Excluded Assets) constitute all of the material tangible and intangible assets currently used in the operation of the Track and the Business.
§A.10. Permits. Seller Parties and/or Concessions, hold all Permits. As of the date hereof, each Permit is valid, subsisting and in good standing and neither Seller nor Concessions is in material default or breach of any Permit and no proceeding is pending or, to the knowledge of Edward J. Hanessian, threatened to revoke or limit any Permit.
§A.11. Seller Financial Information. Seller has provided to Buyer true and correct copies of Seller Parties’ financial statements (consisting of a balance sheet, income statement and statement of cash flows) and for the past five calendar years (2004-2009) ((collectively, the “Financial Information”). To the Seller’s knowledge, all such Financial Information is true and complete in all material respects and fairly presents the assets, liabilities, financial condition and results of operations of each Seller Party, as applicable, at such dates and for such periods.

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§A.12. Jockey Club, Turf Club and Concessions. Each of Jockey Club, Turf Club and Concessions (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Ohio with full power and authority to own, lease, use and operate its assets and to conduct its business as and where now owned, leased, used, operated and conducted, (b) is not doing business in any other jurisdiction in which failure to qualify would have an material adverse effect on the Assets, (c) has not received any written notice or assertion within the last twelve (12) months from any governmental official in any jurisdiction to the effect that it is required to be qualified or authorized to do business in any such jurisdiction which would have a material adverse effect on the Assets, and (d) is not in material default in the performance, observation or fulfillment of any provision of its articles of incorporation, code of regulations, or other organizational documents, each as amended to date. Seller is the sole owner of all of the capital stock of each of Jockey Club and Turf Club. Jockey Club and Turf Club hold the Racing Licenses which are valid, subsisting and in good standing and neither Jockey Club nor Turf Club are in material default or material breach of such Racing License and no proceeding is pending or, to the knowledge of the Seller Parties, threatened to revoke or limit the Racing License. Jockey Club and Turf Club own the Racing Licenses free and clear of all Liens or encumbrances.
§A.13. Disclosure. No representation or warranty or other statement made by Seller in this Agreement, the related disclosure schedules, any supplement to the disclosure schedules, or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading in any material respect.

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Exhibit B
Representations and Warranties of Buyer
§B.1. Organization and Standing. Buyer (a) is a limited liability company duly organized, validly existing, and in full force and effect under the laws of the State of Ohio with full power and authority to own, lease, use and operate the Assets and to conduct the Business as and where now owned, leased, used, operated and conducted, (b) is duly qualified to do business in Ohio and is not doing business in any other jurisdiction in which failure to qualify would have an material adverse effect on the Assets, (c) has not received any written notice or assertion within the last twelve (12) months from any governmental official in any jurisdiction to the effect that it is required to be qualified or authorized to do business in any such jurisdiction which would have a material adverse effect on the Assets, and (d) is not in material default in the performance, observation or fulfillment of any provision of its articles of organization, operating agreement, or other organizational documents, each as amended to date. Pinnacle (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, (b) has not received any written notice or assertion within the last twelve (12) months from any governmental official in any jurisdiction to the effect that it is required to be qualified or authorized to do business in any such jurisdiction which would have a material adverse effect on the Assets, and (c) is not in material default in the performance, observation or fulfillment of any provision of its certificate of incorporation, by-laws or other organizational documents, each as amended to date.
§B.2. Power and Authority; Capacity; Binding Obligation. Each of Buyer and Pinnacle has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of each of Buyer and its member and Pinnacle and its directors. This Agreement has been duly executed and delivered by each of Buyer and Pinnacle and constitutes the legal, valid and binding obligation of each of Buyer and Pinnacle, enforceable against each of Buyer and Pinnacle in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and general principles of equity.
§B.3. Legal Proceedings, etc. There are no actions, claims, proceedings, suits, orders or investigations pending, and neither Buyer nor Pinnacle has received notice of any actions, claims, proceedings, suits, orders or investigations threatened, (i) against or relating to Buyer or Pinnacle by or before any federal, state, local or foreign court or governmental body, agency, or authority, at law or in equity that would have a material adverse effect on Buyer’s or Pinnacle’s ability to consummate the deal, or (ii) for the purpose of enjoining or preventing the consummation of the sale and purchase of the Assets or any other transactions contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement.

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§B.4. Brokers, Finders. Except for Investors Commercial Capital, LLC and ABI International, Inc., the transactions contemplated by this Agreement were not submitted to Seller by any broker or other person entitled to a commission, finder’s fee or like payment thereon and were not, with the consent of Seller, submitted to Buyer by any broker or other person, and none of the actions of Buyer has given rise to any claim by any person for a commission, finder’s fee or like payment against any of the Parties.
§B.5. Governmental Authorization. The execution, delivery and performance by Buyer and Pinnacle of this Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any governmental authority other than those set forth on Schedule B.5.
§B.6. Qualifications. Buyer and Pinnacle are legally, financially and otherwise qualified to be the assignee and/or holder of all Permits and Racing License, acquire, own and operate the Assets and Business in compliance with all applicable laws, rules, regulations and policies applicable thereto. There are no facts known to Buyer or Pinnacle that would, under existing law and the existing rules, regulations, policies and procedures of the applicable to the Assets and operation of the Business, disqualify Buyer as an assignee and/or holder of the Permits and Racing License or as the owner and operator of the Assets and Business.
§B.7. Financing. Buyer and Pinnacle have and during the time period from the Effective Date through the date the Purchase Price is paid, Buyer and Pinnacle will have, sufficient cash and cash equivalents available to perform its obligations hereunder, including but not limited to payment of the Purchase Price. Buyer and Pinnacle have provided to Seller true and complete copies of documentation supporting Buyer’s ability to perform its obligations set forth in the preceding sentence. There are no conditions to the funding of the financing which Buyer or Pinnacle shall use to fulfill its obligations hereunder, and no person or entity has any right to (i) impose any condition precedent to such funding or (ii) reduce the amounts of the financing available to Buyer or Pinnacle. Buyer’s and Pinnacle’s funding commitments are in full force and effect, in all material respects, and there has been no default, action or omission to act that would permit the termination or cancellation of Buyer’s or Pinnacle’s financing or funding.
§B.8. Condition of Property and Business. Each of Buyer and Pinnacle represents and warrants that it is fully aware of the fact that the Track and Property is located in a flood plain and that the Business has been operating at a significant loss, and expects to continue to operate at a significant loss during the term of this Agreement. Each of Buyer and Pinnacle further represents and warrants that it is fully aware of the fact that the Property may not be in compliance with CAFO Regulations.
§B.9. Purchase for Own Account. Buyer represents and warrants that it is acquiring the Stock for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

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Exhibit C
covenants regarding tax matters
§C.1. Buyer and the Seller Parties shall cooperate fully, as and to the extent reasonably requested by each other party, in connection with the preparation and filing of any Tax Return (as hereinafter defined), statement, report or form, any audit, litigation or other proceeding with respect to Taxes of or relating to the Business. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller Parties agree (i) to retain all books and records with respect to tax matters pertinent to the Business relating to any Pre-Closing Tax Period (as hereinafter defined) for a period of seven (7) years at no expense to Seller Parties, and to abide by all record retention agreements entered into with any Taxing Authority (as hereinafter defined), and (ii) that the Seller Parties shall give the Buyer reasonable written notice prior to destroying or discarding any such books and records and, if the Buyer so requests, allow the Buyer to take possession of such books and records.
§C.2. The Seller Parties shall prepare and file, or cause to be prepared and filed, at their expense, all Tax Returns with respect to any Pre-Closing Tax Period ending on or prior to the Closing Date, and the Seller Parties shall timely pay all taxes shown as due on such Tax Returns. All such Tax Returns will be filed when due in accordance with all applicable laws and consistent with the past practices of the Business. Buyer shall prepare and file, or cause to be prepared and filed, at its expense, all other Tax Returns with respect to the Business and shall timely pay all taxes shown as due on such Tax Returns when due in accordance with all applicable laws. All taxes relating to the Business which shall have accrued and become payable prior to the Closing Date shall be paid by the Seller.

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§C.3. For purposes of this Exhibit C, the following terms shall have the following meanings:
(a)	“Pre-Closing Tax Period” means any tax period ending on or before the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

(b)	“Tax Authority” means any governmental authority responsible for the imposition of any tax.

(c)
“Tax Return” means a return, statement, report, election, declaration, disclosure, schedule or form (including estimated tax or information return and report) filed or required to be filed with any governmental authority responsible for the imposition of any tax.

(d)	“Straddle Tax Period” means any taxable period beginning on or before, and ending after, the Closing Date.

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Exhibit D
INDEMNIFICATION ESCROW AGREEMENT
THIS INDEMNIFICATION ESCROW AGREEMENT (this “Agreement”) is made and entered into as of November  _____, 2010, by and among RIVER DOWNS INVESTMENT COMPANY, a California limited partnership ("Seller”), and PNK (OHIO), LLC, an Ohio limited liability company ("Sub”), and PINNACLE ENTERTAINMENT, INC., a Delaware corporation (“Pinnacle” and together with Sub, the “Buyer”), and U.S. BANK, NATIONAL ASSOCIATION, a national banking association (“Escrow Agent”).
WITNESSETH:
WHEREAS, Seller, River Downs Jockey Club, Incorporated, an Ohio corporation (“Jockey Club”), River Downs Turf Club, Incorporated, an Ohio corporation (“Turf Club”), and Ohio Valley Concessions, Inc., an Ohio corporation (“Concessions”) and Buyer, are parties to a certain Asset Purchase Agreement, dated as of November  _____, 2010, as may be amended from time to time (the “Purchase Agreement”), pursuant to which Seller, Jockey Club, Turf Club and Concessions will assign or otherwise convey to Sub substantially all of the assets used or useful in connection with the ownership and operation Seller’s, Jockey Club’s, Turf Club’s and Concession’s business (the “Acquired Assets”), subject to the terms and conditions of the Purchase Agreement, and the closing of the transactions contemplated by the Purchase Agreement are occurring simultaneously with the execution hereof;
WHEREAS, pursuant to the Purchase Agreement, Buyer has agreed to deposit into escrow the aggregate amount of Five Hundred Thousand Dollars ($500,000.00) (the “Escrow Deposit”) for the purpose of satisfying indemnification claims by Buyer against Seller and/or Concessions pursuant to Section 12.2 of the Purchase Agreement (“Buyer Indemnification Claims”); and
WHEREAS, Seller and Buyer desire Escrow Agent to serve as Escrow Agent for the Escrow Deposit, and Escrow Agent is willing to do so, all upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in the Purchase Agreement and this Agreement, the parties hereto agree as follows:
1. Deposit of Funds. Pursuant to Section 3(g) of the Purchase Agreement, simultaneously with the execution hereof Buyer hereby deposits with Escrow Agent the Escrow Deposit by wire transfer of funds, subject to the terms and conditions herein contained.
2. Receipt Acknowledged. By execution of this Agreement, Escrow Agent hereby acknowledges receipt of the Escrow Deposit. Escrow Agent shall, at the written direction of Seller, promptly invest and reinvest the Escrow Deposit in                      or any money market account or fund investing solely in obligations of the United States or agencies, thereof, provided that no such investment shall have a maturity of more than thirty (30) days from the date of such investment unless specifically agreed to by Buyer and Seller, in the name of “River Downs - Pinnacle Indemnification Escrow Deposit.” Seller shall provide its federal identification number to Escrow Agent and authorizes Escrow Agent to file appropriate reports of interest earned on the Escrow Deposit to the Internal Revenue Service.

The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Deposit or the purchase, sale, retention or other disposition of any permitted investment. Interest and other earnings on permitted investments shall be added to the Escrow Deposit. Any loss or expense incurred as a result of an investment will be borne by the Escrow Deposit.
The Escrow Agent is hereby authorized to execute purchases and sales of permitted investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Deposit for the preceding month. Although the Seller and the Buyer each recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, the Seller and the Buyer hereby agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for the Escrow Deposit if no activity occurred for such month.
3. Disposition of the Escrow Deposit. Escrow Agent shall hold and dispose of the Escrow Deposit, as follows:
(a) In accordance with the joint written instructions of Seller and Buyer.
(b) After the date that is at least six (6) months following the date hereof, in accordance with the written instructions of Seller delivered to Escrow Agent when accompanied by a certificate executed by an officer of Seller certifying the amount of the Escrow Deposit subject to Buyer Indemnification Claims, Escrow Agent shall pay to Seller the amount of the Escrow Deposit not subject to Buyer Indemnification Claims along with the interest accrued on such amount; provided, however, that prior to release of any portion of the Escrow Deposit in accordance with such written instructions, Escrow Agent shall send to Buyer a copy of Seller’s written instructions and Escrow Agent shall not release the Escrow Deposit to Seller if Escrow Agent receives, within fifteen (15) days after it has delivered a copy of Seller’s instructions to Buyer, written notice from Buyer objecting to release of the Escrow Deposit to Seller (“Buyer’s Rebuttal Notice”).
(c) In accordance with written instructions of Buyer delivered to Escrow Agent, when accompanied by a certificate executed by officers of each Buyer certifying the amount of the Escrow Deposit subject to Buyer Indemnification Claims, Escrow Agent shall pay to Buyer the amount of the Escrow Deposit subject to Buyer Indemnification Claims; provided, however, that prior to the release of any portion of the Escrow Deposit in accordance with such written instructions, Escrow Agent shall send to Seller a copy of Buyer’s written instructions and Escrow Agent shall not release the Escrow Deposit to Buyer if Escrow Agent receives, within fifteen (15) days after it has delivered a copy of Buyer’s instructions to Seller, written notice from Seller objecting to release of the Escrow Deposit to Buyer (“Seller’s Rebuttal Notice”).

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(d) After timely receipt by Escrow Agent of Buyer’s Rebuttal Notice or Seller’s Rebuttal Notice, Escrow Agent shall not deliver the Escrow Deposit until such time as Escrow Agent receives: (i) a written agreement signed by Seller and Buyer providing instructions as to the disposition of the Escrow Deposit, or (ii) a certified copy of an order or judgment from a court of competent jurisdiction which has become final (meaning that the order or judgment is no longer subject to appeal to or review by a court of competent jurisdiction) with respect to the disposition of the Escrow Deposit, at which time Escrow Agent shall deliver the Escrow Deposit (along with interest accrued thereon) in accordance with said agreement, order or judgment. Notwithstanding the foregoing, after receipt by Escrow Agent of Buyer’s Rebuttal Notice or Seller’s Rebuttal Notice, Escrow Agent may: (i) deposit the Escrow Deposit (along with interest accrued thereon) with any court which has properly assumed jurisdiction of any dispute hereunder, or (ii) commence an action in interpleader in any court of competent jurisdiction located in Cincinnati, Ohio and deposit the Escrow Deposit (along with interest accrued thereon) with such court.
4. General Provisions.
(a) This Agreement shall become effective as of the date hereof and shall continue in force until the final delivery of the Escrow Deposit and interest earned thereon by Escrow Agent pursuant to the terms of this Agreement. This Agreement shall then terminate and the Escrow Agent shall be discharged of all responsibility hereunder.
(b) All notices, demands or other communications required or permitted by this Agreement shall be in writing and shall be: (a) delivered personally, (b) sent overnight delivery, charges prepaid, by a nationally recognized overnight delivery service, or (c) by facsimile transmission, to all of the following persons at the specified addresses or facsimile transmission phone number (or at such other address or facsimile transmission phone number as any party may designate in writing to the other parties):

If to Seller:	River Downs Investment Company 6301 Kellogg Road Cincinnati, OH 45230 Attention: Jack Hanessian

with a copy to:

Graydon Head & Ritchey LLP 511 Walnut St. 1900 Fifth Third Center Cincinnati, OH 45202 Attention: John J. Kropp

If to Buyer to:	Pinnacle Entertainment, Inc. 8918 Spanish Ridge Ave. Las Vegas, NV 89148 Attention: General Counsel

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with a copy to:

Taft Stettinius & Hollister LLP 200 Public Square Suite 3500 Cleveland, OH 44114 Attention: Irv Berliner

If to Escrow Agent:

U.S. Bank, National Association Attn: Corporate Trust Department 425 Walnut Street Cincinnati, Ohio 45202 Fax: (513) 632-5511
A copy of any notice of communication given by any party to any other party hereto shall be given at the same time to every party to this Agreement. Each notice, demand or other communication which shall be delivered or sent in the manner described above shall be deemed effective for all purposes at such time it is actually delivered to the addressee (with the delivery receipt or the affidavit of messenger or facsimile confirmation sheet being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
(c) In no event shall the Escrow Agent be liable for any act or failure to act under the provisions of this Agreement, except where its acts are the result of its own negligence or willful misconduct. The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless in writing received by it and signed by Buyer and Seller. No right, duty or obligations of the Escrow Agent hereunder shall be changed or modified without the Escrow Agent’s prior written consent.
(d) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it in connection herewith, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained, which it reasonably believes to be genuine and what it purports to be.
(e) The Escrow Agent may consult with counsel of its own choosing in connection with this Agreement. Buyer, on the one hand, and Seller, on the other hand, jointly and severally, shall indemnify and hold harmless the Escrow Agent for any liability, loss, claim or damage incurred by the Escrow Agent in connection with this Escrow Agreement, including any claims by third parties, unless such liability, loss, claim or damage is a result of Escrow Agent’s own gross negligence or willful misconduct. This indemnification shall survive termination of this Agreement and the resignation or removal of the Escrow Agent.

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(f) The Escrow Agent may resign at any time by giving a minimum of thirty (30) days prior written notice of resignation to both Buyer and Seller, such resignation to be effective on the date specified in such notice. Any assets held by the Escrow Agent under the terms of this Agreement as of the effective date of the resignation shall be delivered to a successor Escrow Agent designated in writing by both Buyer and Seller. If the other parties hereto have failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.
(g) Escrow Agent is not a party to, and is not bound by, any agreement other than as expressly set forth herein. In the event that any of the terms and provisions of any other agreement (excluding any amendment to this Agreement) between any of the parties hereto, conflict or are inconsistent with any of the provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects.
(h) Except as provided in Section 4(i), Seller, on the one hand, and Buyer, on the other hand, shall each pay one-half of Escrow Agent’s fees and necessary out of pocket expenses it incurs for acting as Escrow Agent hereunder subsequent to the date of this Agreement in administering this Agreement, including without limitation legal fees, wire charges, postage, long distance calls and express mail, which fees and expenses shall be in accordance with its customary fee schedule. Buyer and Seller agree that Escrow Agent may withdraw the escrow fees and expenses from any interest accrued on the Escrow Fund but not from the principal on a quarterly basis from time to time; provided, however, that Escrow Agent notify both Buyer and Seller in writing on no less than a quarterly basis of the amount of such escrow fees and expenses imposed during the prior period.
(i) In the event that Buyer or Seller files a lawsuit or institutes arbitration or other formal legal action against the other (including any counterclaim to a lawsuit filed by the other party) to enforce its right to the Escrow Deposit and any interest earned thereon under this Agreement, the prevailing party shall be reimbursed by the other party (either Seller or Buyer, as the case may be) and the non-prevailing party shall reimburse the Escrow Agent for all expenses incurred therewith, including reasonable attorneys’ fees.
(j) The Escrow Agent shall be under no obligation to invest the deposited funds or the income generated thereby until it has received a Form W-9 or W-8, as applicable, from the Buyer and the Seller, regardless of whether such party is exempt from reporting or withholding requirements under the Internal Revenue Code of 1986, as amended.
(k) IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS AGREEMENT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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(l) The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.
(m) Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
(n) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions the Escrow Agent’s name or the rights, powers or duties of the Escrow Agent shall be issued by the other parties hereto or on such parties’ behalf unless the Escrow Agent shall first have given its specific written consent thereto.
(n) Capitalized terms used herein and not defined herein or otherwise conventionally capitalized shall have the meanings ascribed thereto in the Purchase Agreement.
(o) This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.
(p) This Agreement sets forth the entire agreement between Seller, Buyer and Escrow Agent and supersedes any and all prior and contemporaneous agreements and understandings with respect to the escrow of funds to satisfy Buyer Indemnification Claims.
(q) The construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the choice of law provisions thereof. Any action, suit or proceeding brought by any party to this Agreement relating to or arising out of this Agreement or any other agreement, instrument, certificate or other document delivered pursuant hereto (or the enforcement hereof or thereof) must be brought and prosecuted as to all parties in, and each of the parties hereby consents to service of process, personal jurisdiction and venue in, the state and federal courts of general jurisdiction located in Cincinnati, Ohio. This Agreement may be executed in one or more counterparts, including faxed counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.
(r) All signatories to this Agreement warrant that they have full and complete authority to enter into this Agreement and to sign this Agreement on behalf of themselves and the entity on whose behalf they are signing.
[SIGNATURE PAGES FOLLOW]

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SIGNATURE PAGE TO INDEMNIFICATION ESCROW AGREEMENT
IN WITNESS WHEREOF, the parties have executed this Indemnification Escrow Agreement as of the date and year first written above.

RIVER DOWNS INVESTMENT COMPANY
By:
Name:
Title:

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SIGNATURE PAGE TO INDEMNIFICATION ESCROW AGREEMENT

PNK (OHIO), LLC
By:
Name:
Title:

PINNACLE ENTERTAINMENT, INC.
By:
Name:
Title:

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SIGNATURE PAGE TO INDEMNIFICATION ESCROW AGREEMENT

By:
Name:
Title:

Exhibit E
Allocation Summary
Concessions
Furniture, fixtures, equipment not to exceed $100,000
Leasehold improvements not to exceed $50,000
Goodwill, licenses, other intangibles $1,800,000, less above two items
RDIC
Furniture, fixtures, equipment not to exceed $500,000
Land and buildings and improvements not to exceed $9,000,000
Goodwill, licenses, other intangibles $43,200,000, less above two items
The “not to exceed” amounts will be finalized by Buyer (after discussions with KPMG) and will be furnished to Seller Parties prior to Closing.

Exhibit F
LEGAL OPINION — GRAYDON HEAD
[Proposed Ohio Opinion Letter]
November [__], 2010
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, NV 89148
PNK (Ohio), LLC
8918 Spanish Ridge Avenue
Las Vegas, NV 89148
Ladies and Gentlemen:
We have acted as Ohio counsel to River Downs Investment Company, a California limited partnership (“Seller”), River Downs Jockey Club, Incorporated, an Ohio corporation (“Jockey Club”), River Downs Turf Club, Incorporated, an Ohio corporation (“Turf Club”), and Ohio Valley Concessions, Inc., an Ohio corporation (“Concessions,” and collectively with Seller, Jockey Club and Turf Club, the “Seller Parties”) (Jockey Club, Turf Club and Concessions are also sometimes referred to collectively herein as the “Ohio Parties”) in connection with the closing under the Asset Purchase Agreement dated as of November [_____], 2010 (the “Agreement”) by and among the Seller Parties, Pinnacle Entertainment Group, Inc. a Delaware corporation (“Pinnacle”) and PNK (Ohio), LLC (“Buyer”). This letter is being provided pursuant to Section 7(a)(vx) of the Agreement. Capitalized terms used in this letter that are defined in the Agreement shall have the respective meanings set forth in the Agreement unless otherwise defined herein or unless the context clearly requires otherwise.
1. DOCUMENTS REVIEWED
(a) Documents Reviewed—Transaction Documents. In connection with our opinions provided in this letter, we have reviewed copies of the following documents and instruments (collectively, the “Transaction Documents”):
(i) the Agreement;
(ii) the Bill of Sale from Seller Parties to Buyer dated as of                     , 2010;
(iii) the Assignment and Assumption Agreement between Seller Parties and Buyer dated as of                     , 2010;
(iv) the Escrow Indemnification Agreement to which Seller and Buyer are parties dated as of                     , 2010; and
(v) the Management Agreement between Concessions and Buyer dated as of                     , 2010.

(b) Documents Reviewed—Other Documents Examined. In addition to the Transaction Documents, we have also examined and relied upon copies of the following given to us by the Seller Parties in connection with our opinions:
(1) Limited Partnership Agreement of River Downs Investment Company;
(2) Articles of Incorporation of River Downs Jockey Club, Incorporated;
(3) Ohio Secretary of State Good Standing Certificate for River Downs Jockey Club, Incorporated, dated November 16, 2010;
(4) Code of Regulations or Bylaws for River Downs Jockey Club, Incorporated;
(5) Articles of Incorporation of River Downs Turf Club, Incorporated.;
(6) Ohio Secretary of State Good Standing Certificate for River Downs Turf Club, Incorporated, dated November 16, 2010;
(7) Code of Regulations or Bylaws for River Downs Turf Club, Incorporated;
(8) Articles of Incorporation of Ohio Valley Concessions, Inc.;
(9) Ohio Secretary of State Good Standing Certificate for Ohio Valley Concessions, Inc., dated November 16, 2010;
(10) Code of Regulations or Bylaws for Ohio Valley Concessions, Inc.;
(11) Certificate addressed to this law firm of Seller;
(12) Certificate addressed to this law firm of River Downs Jockey Club, Incorporated;
(13) Certificate addressed to this law firm of River Downs Turf Club, Incorporated; and
(14) Certificate addressed to this law firm of Ohio Valley Concessions, Inc.
In addition to our review of the Transaction Documents, we have made such other examinations and inquiries that we have deemed necessary and/or appropriate as the basis for the opinions herein after expressed.

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We understand that you are obtaining a separate opinion from California counsel in regard to the Seller and certain California law issues and our opinion does not address any such California law issues.
(The Certificates identified as items 11-14 above are sometimes referred to herein as the “Certificates”) (the foregoing items 1-10 are sometimes referred to herein as the “Governing Documents” and each a “Governing Document”).
2. ASSUMPTIONS
In our examination, we have assumed the genuineness of all signatures (other than the Seller Parties), the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.
In such review we have relied upon information in documents and certificates issued by public officials and upon information provided by officers of the Seller Parties and others, without investigation or analysis of any underlying data supporting information contained in such documents or certificates, including certificates of the Seller Parties, including the Certificates. We have also relied on the representations and warranties of the Seller Parties in the Transaction Documents, which reliance we believe is justifiable and we have no knowledge to the contrary.
Whenever in this letter the phrase “to our knowledge” is used, it means the conscious awareness of facts or other information by the lawyers in this firm who have devoted substantive attention to negotiating this transaction or preparing the Transaction Documents without independent investigation, which is John J. Kropp, Esq., Karen J. Renz, Esq. and Gerald F. O’Connell, Jr., Esq.
We have also assumed that each party to this transaction (other than the Seller Parties) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents enforceable against it.
We have also assumed that the Seller, River Downs Investment Company, is a California limited partnership duly formed, validly existing in good standing under the laws of the State of California, with full power and authority to enter into the Transaction Documents and fulfill its obligations hereunder, and that it has duly authorized, executed and delivered the Transaction Documents.
We have further assumed that all parties have acted and will act in good faith, without fraud, duress, undue influence, or a lack of conscionability or fair dealing. With respect to applicable law, we have assumed the constitutionality of all relevant law and the general availability of all relevant decisions, rules and regulations to lawyers practicing in the State of Ohio.

3

We understand that with respect to title matters, you will be relying on a title insurance commitment and UCC searches. We have not made or undertaken to make any investigation of the state of title to any real or personal property or of the filing or recordation of any deeds, releases, etc. that are intended to be filed or recorded, and we express no opinion with respect to (i) the adequacy or legal sufficiency of the description of, or the title to, any of the real property or personal property described in any of the Transaction Documents, (ii) whether those Transaction Documents intended to be recorded or filed have in fact been duly recorded, filed, or indexed, or (iii) the priority, perfection or subordination of any liens whatsoever. Our investigation has been limited to a review of the Transaction Documents, and we have not conducted any investigation of any property, and we offer no opinion as to the physical condition of any property or as to whether any property or any operations conducted therewith or thereon are in compliance with all applicable laws, rules and regulations, including without limitation, building codes, zoning ordinances, or environmental laws. As to (i) the adequacy and legal sufficiency of the description of any property described in the Transaction Documents, (ii) title to any property described in the Transaction Documents, (iii) the due recordation, filing, and/or indexing of any Transaction Documents, and (v) each and any other matter that is insured by the title insurance policy obtained by purchaser, we understand that purchaser is relying upon such title insurance policy, and all matters insured by such policy are hereby excepted and excluded from the opinions expressed in this letter.
We express no opinion with respect to the effect of any law other than the law of the State of Ohio and the Federal law of the United States.
3. OPINIONS
Based upon and subject to the foregoing and the other qualifications and limitations stated in this opinion letter, we are of the opinion that:
(a) Based solely on the issuance of a good standing certificate by the Secretary of State of Ohio, and our review of the Certificates and of the corporate minute books provided to us by the Seller Parties for each of the Ohio Entities each of Jockey Club, Turf Club and Concessions is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Ohio.
(b) Based on our review of the corporate minute books provided to us by the Seller Parties for each of the Ohio Entities, each of Jockey Club, Turf Club and Concessions has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents.
(c) Based on our review of the Certificates and of the corporate minute books provided to us by the Seller Parties for each of the Ohio Entities, the execution, delivery, and performance by each of Jockey Club, Turf Club and Concessions of each of the Transaction Documents have been duly authorized by all necessary action of each of Jockey Club, Turf Club and Concessions, including, without limitation, authorization by each of their respective Boards of Directors and Shareholders.
(d) Based on our review of the corporate minute books provided to us by the Seller Parties for each of the Ohio Entities, each of Jockey Club and Turf Club has the requisite corporate power and authority to contribute the racing licenses held by each of Jockey Club and Turf Club, respectively, and the related pari-mutuel tax abatements to one or more newly-formed limited liability companies pursuant to the Purchase Agreement.

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(e) The contributions by each of Jockey Club and Turf Club of the racing licenses held by each of Jockey Club and Turf Club, respectively, and the related pari-mutuel tax abatements to one or more newly-formed limited liability companies have been duly authorized by all necessary corporate action of each of Jockey Club and Turf Club, including, without limitation, authorization by each of their respective Boards of Directors and Shareholders.
(f) Each of the Transaction Documents has been duly executed and delivered by Jockey Club, Turf Club and Concessions.
(g) Each of the Transaction Documents executed by one or more of Jockey Club, Turf Club and Concessions, and, as to the Seller, assuming the due and valid existence of Seller, and the authorization, and execution and delivery of the Transaction Documents by the Seller, constitutes the legal, valid, and binding obligation of each of the Seller Parties that is a party thereto, enforceable against such Seller Party in accordance with its terms.
(h) None of the execution and delivery by any Ohio Entity of any of the Transaction Documents, the consummation of the transactions contemplated by the Transaction Documents, or the contributions by each of Jockey Club and Turf Club of the racing licenses held by each of Jockey Club and Turf Club, respectively, and the related pari-mutuel tax abatements to one or more newly-formed limited liability companies violates (i) any provision of the Governing Documents related to such party, (ii) to our knowledge, any order or judgment applicable to such party, or (iii) the provisions of any Material Agreement (as defined in the Certificates) to which such party is a party or any Material Agreement which is otherwise binding on such party or its property.
* * * * * * * * * * * * *
4. QUALIFICATIONS
Our opinions expressed above are qualified with respect to the Transaction Documents follows:
(a) The opinions expressed in paragraph (g) above are subject to the following qualifications: (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws or general application affecting creditors’ rights generally, (ii) enforceability may be limited by general equitable principles, including, without limitation, the doctrines of good faith, fair dealing, reasonableness and materiality, and the discretion of courts in applying the remedy of specific performance, injunctions, or other equitable remedies (whether enforcement is considered in a proceeding at law or in equity), and (iii) no opinion is expressed as to the enforceability of (A) self-help provisions, (B) provisions which purport to limit, or permit the alteration or termination of, the rights of third parties, (C) provisions which purport to establish evidentiary standards, (D) provisions related to waiver of rights, notices or defenses, notifications or remedies (or the delay or omission of enforcement thereof), disclaimers of liability, liability limitations with respect to third parties, release of legal or equitable rights, discharges of defenses, or liquidated damages, (E) provisions which purport to require payment or reimbursement of attorney’s fees, collection fees, or litigation expenses of another party, (F) the right of a party to have a receiver appointed for the premises, or (G) indemnification provisions.

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(b) Our opinion regarding enforceability of the Transaction Documents is further subject to the qualifications that (i) we render no opinion as to the enforceability of any provision of the Transaction Documents which constitutes a penalty as opposed to reasonable compensatory damages, and (ii) certain other rights, remedies, waivers, or other provisions of the Transaction Documents may not be enforceable or specifically enforced but will not interfere with the practical realization of the principal benefits of the Transaction Documents.
This letter deals only with the specific legal issues it explicitly addresses. Accordingly, an express opinion concerning a particular legal issue does not address any other matters. An express opinion includes an implied opinion only if it is both essential to the legal conclusion reached by the express opinion and, based upon prevailing norms and expectations among experienced lawyers in the State, reasonable in the circumstances. Further we do not opine as to the effect of federal or state securities, antitrust, labor, employee benefit, intellectual property, environmental, tax, criminal or local law.
Only the addresses are entitled to rely upon or assert any legal rights based upon this letter, and only for the purpose contemplated by the Transaction Documents. The addresses may not rely on this letter or this firm for any legal or other analysis beyond that set forth in this letter, such as the broader guidance and counsel that we might provide to the Selling Parties.
This letter speaks only as of its date. We have no obligation to advise the addresses (or any third party) of changes of law or fact that occur after the date of this letter, regardless of whether the change my affect the legal analysis, a legal conclusion or an information confirmation in this letter.
We are licensed to practice in the State of Ohio. The coverage of this letter is limited to the laws of the state of Ohio and the federal laws of the United States and we do not express an opinion as to the laws of any other jurisdiction.

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This opinion letter is furnished only to Pinnacle and Buyer and is solely for the benefit of Pinnacle and Buyer in connection with the transactions contemplated by the Transaction Documents. This opinion is not to be used, circulated, quoted, or otherwise relied upon by any other person or entity, or for any other purpose.

Very truly yours, GRAYDON HEAD & RITCHEY LLP
By:
Gerald F. O’Connell, Jr.
General Partner

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Exhibit G
LEGAL OPINION — SIDLEY AUSTIN

SIDLEY AUSTIN llp 555 WEST FIFTH STREET LOS ANGELES, CA 90013 (213) 896 6000 (213) 896 6600 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES FOUNDED 1866	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
SIDLEY DRAFT 11/23/10
SUBJECT TO OPINION COMMITTEE REVIEW
[                    ]
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, NV 89148
PNK (Ohio), LLC
8918 Spanish Ridge Avenue
Las Vegas, NV 89148
Ladies and Gentlemen:
We have acted as special counsel to River Downs Investment Company, a California limited partnership (“Seller”) in connection with the closing under that certain Asset Purchase Agreement dated as of November [_____], 2010 (the “Agreement”) by and among the Seller, River Downs Jockey Club, Incorporated, an Ohio corporation (“Jockey Club”), River Downs Turf Club, Incorporated, an Ohio corporation (“Turf Club”), and Ohio Valley Concessions, Inc., an Ohio corporation (“Concessions,” and collectively with Seller, Jockey Club and Turf Club, the “Seller Parties”), Pinnacle Entertainment Group, Inc. a Delaware corporation (“Pinnacle”) and PNK (Ohio), LLC (“Buyer”). This letter is being provided pursuant to Section 7(a)(xv) of the Agreement. Capitalized terms used in this letter that are defined in the Agreement shall have the respective meanings set forth in the Agreement unless otherwise defined herein or unless the context clearly requires otherwise.
I. Documents
In connection with our opinions provided in this letter, we have reviewed copies of the following documents and instruments (collectively, the “Transaction Documents”):
(i) the Agreement;
(ii) the Bill of Sale from Seller Parties to Buyer dated as of                     , 2010;
(iii) the Assignment and Assumption Agreement between Seller Parties and Buyer dated as of                     , 2010;

[                    ]

(iv) the Escrow Indemnification Agreement to which Seller and Buyer are parties dated as of                     , 2010; and
(v) the Management Agreement between Concessions and Buyer dated as of                     , 2010.
[We also have reviewed all of the following documents:                      (the “Enabling Documents”), as well as certain organizational documents of                      (the “Organizational Documents”)].
II. Assumptions
For purposes of this opinion, we have made, with your consent, and without further inquiry as to their accuracy or completeness, the following assumptions:
A. All signatures on all documents that we have reviewed or relied upon are genuine, all natural persons executing relevant documents at the relevant times had the legal capacity to do so, all documents submitted to us as originals are authentic, all documents submitted to us as copies conform with the originals, and, except only to the extent expressly opined upon herein, all persons acting in a representative capacity had the authority to do so and are acting in accordance with their fiduciary obligations.
B. Without limiting Section II.A. above, we have assumed that all partners of Seller have taken whatever internal entity procedures as are necessary to authorize them to execute, deliver and perform their obligations under any agreements they are party to, and that the persons acting in a representative capacity on behalf of such partners had the authority to do so and are acting in accordance with their fiduciary obligations.
C. With respect to certain information material to our opinions, with your consent and without further inquiry, we have relied on the factual representations made by Seller in the Transaction Documents and in certificates that Seller and its general partner have delivered to you and to us, and on certificates received from the California Secretary of State and [                                        ]. Further, with your consent, we have assumed the accuracy of the information set forth in the afore-mentioned documents, and we have undertaken no independent investigation or inquiry into the truth, accuracy, completeness, or any other aspect of any matter referred to in any of such documents, although to our knowledge none of such documents or the information contained therein is false, inaccurate or incomplete.

[                    ]

III. Opinions
Based upon the foregoing and our review of such other documents and matters of law as we deem relevant, and subject to the assumptions, limitations, qualifications and exceptions herein contained, we are of the opinion that:
1. Seller is a duly formed limited partnership and is existing in good standing under the laws of the State of California.
2. Seller has the limited partnership power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents.
3. The execution, delivery, and performance by Seller of each of the Transaction Documents have been duly authorized by all necessary limited partnership action on the part of the partners of Seller.
4. Each of the Transaction Documents has been duly executed and delivered by Seller.
IV. Limitations
In addition to the limitations and qualifications expressed elsewhere herein, each of the opinions rendered herein is subject to the following limitations and qualifications:
A. Any opinion or statement herein which is expressed to be “to our knowledge” or is otherwise qualified by words of like import means that none of the lawyers who have given substantive attention to the transaction in which the Transaction Documents have been executed and delivered has any current conscious awareness of any facts or information contrary to such opinion or statement. With respect to such matters, such person, with your express permission and consent, has not undertaken any other investigation or inquiry of other lawyers practicing law with this firm, or any review of files maintained by this firm, or any inquiry of officers or employees of Seller or any other Seller Party except as set forth in the Enabling Documents. The reference to “conscious awareness” in this Paragraph has the meaning given that phrase in the Third-Party Legal Opinion Report, Including the Legal Opinion Accord, of the Section of Business Law, American Bar Association, 47 Bus. Law. 167, 192 (1991).

[                    ]

B. Our opinion is limited solely to matters of law under United States federal law, and the internal laws of the States of California, as those laws are in effect as of the date hereof. We express no opinion as to the laws of any other jurisdiction, including without limitation (i) those laws addressed in the separate opinion from Graydon Head & Ritchey LLP delivered to you in connection with the Agreement, and (ii) any ordinances, regulations or practices of any county, city or other government agency or body within the State of California or elsewhere.
C. We express no opinion as to any circumstances or events subsequent to the issuance of this letter.
D. Our opinions expressed herein are subject to and may be limited by the effects of bankruptcy, insolvency, reorganization, moratorium and other laws and court decisions of general application (including, without limitation, laws relating to fraudulent conveyances and preferences) and other legal or equitable principles affecting the enforcement of creditors’ rights generally.
The opinions expressed herein are being delivered to you in connection with the execution and delivery of the Transaction Documents. This opinion letter is not intended to be employed in respect of any other transaction and is being delivered on the understanding that neither this letter nor its contents may be published, communicated or otherwise made available in whole or in part to any person or entity without, in each instance, our specific prior written consent. Notwithstanding the foregoing, copies of this letter may be furnished to Pinnacle’s and Buyer’s successors and assigns and their counsel and advisors, provided that no such successor, assign, or party shall have any greater rights than Pinnacle and Buyer may have under this letter. The opinions expressed herein speak as of the date hereof, and we assume no obligation to advise you of any changes of law or fact that may occur after the date thereof, notwithstanding that such changes may affect the legal analysis or conclusions contained herein.
Sidley Austin LLP

Exhibit 4.2
MANAGEMENT AGREEMENT
THIS AGREEMENT is made as of this                      day of                     , 2010 (the “Closing Date”), by and between OHIO VALLEY CONCESSIONS INC., d/b/a River Downs Racetrack (“Licensee”), and PNK (OHIO) LLC (“Applicant”). Reference is made herein to that certain Asset Purchase Agreement dated as of November  _____, 2010 to which Applicant and Licensee are parties (the “Purchase Agreement”), the terms and conditions of which are incorporated herein by reference.
RECITALS:
WHEREAS, Licensee is selling to Applicant, and Applicant is purchasing from Licensee, certain personal property used in the operation of the liquor business operated by Licensee (the “Liquor Business”) at 6301 Kellogg Avenue, Anderson Township, Hamilton County, Ohio 45230 (the “Premises”), according to the terms set forth in the Purchase Agreement;
WHEREAS, Licensee is currently the holder of D-1, D-2, D-3 and D-6 Permit No. 6522996, including certain concession stand permits Nos. 65229960003; 6522996000 and 65229960005 (collectively referred to as the “Permit”) issued by the Ohio Department of Commerce, Division of Liquor Control (“ODLC”) for the sale of alcoholic beverages on the Premises;
WHEREAS, Applicant has or will be filing an application for approval by ODLC for transfer of Licensee’s Permit to Applicant (the “Transfer Application”); and
WHEREAS, the parties hereto desire to set forth their rights and obligations with respect to the use of the Permit by Applicant, pending ODLC’s approval of the Transfer Application.
NOW, THEREFORE, the parties hereby agree as follows:
1. APPOINTMENT. On the terms and subject to the conditions hereinafter set forth Licensee hereby appoints Applicant to take charge of and operate all aspects of the Liquor Business. Applicant hereby accepts such appointment.
2. TERM. The term of this Agreement shall commence on the Closing Date, and shall remain in force until the date on which the Permit is transferred to Applicant by the ODLC or on which the ODLC gives a final denial of such transfer, unless terminated at an earlier date as provided herein.

3. APPLICANT’S DUTIES. During the term of this Agreement, Applicant shall:
(a) keep accurate accounting records showing all funds received and expenditures made or incurred in connection with the operation of the Liquor Business, and make all tax and other governmental filings with respect thereto under Licensee’s account numbers;
(b) keep such records and underlying receipts for at least three (3) years after the period covered;
(c) conduct the Liquor Business in a legal and proper manner, abiding by all laws, ordinances, rules, regulations, and directives of any governmental unit having jurisdiction over the Liquor Business, including, without limitation, the ODLC;
(d) maintain and pay premiums for comprehensive bodily injury, liquor liability and property damage insurance in amounts sufficient to provide reasonable and adequate protection of both Applicant and Licensee against liability which may arise in connection with the Liquor Business, but in amounts no less than currently maintained by Licensee;
(e) maintain and pay premiums for unemployment and worker’s compensation insurance for all employees working in the Liquor Business; and
(f) timely pay all income and sales taxes, employees’ salaries, withholding taxes, and all other expenses relating to the operation of the Liquor Business.
4. LICENSEE’S DUTIES. During the term of this Agreement, Licensee shall take any and all steps at the direction of and reasonably required by Applicant to facilitate the continued validity of the Permit, including, without limitation, renewing the Permit if it expires during the term of this Agreement, and to facilitate the transfer of the Permit to Applicant, including the voluntary relinquishment of Licensee’s Permit at such time as the ODLC approves the transfer and the provision of any documentation requested by the ODLC.
5. MANAGEMENT FEE. In consideration of the services to be rendered by Applicant to Licensee hereunder, Applicant shall be entitled to retain all net income produced from the Liquor Business upon continued satisfaction of Applicant’s duties under Section 3.
6. COST OF TRANSFER APPLICATION. Applicant has paid and is responsible for the filing fee for the Transfer Application.
7. DOCUMENT DELIVERY. Each party shall deliver within five (5) business days of receipt of such information and documents to the other party all documents and information that are received by each party with respect to the Permit.
8. EVIDENCE OF INSURANCE. During the term of this Agreement, Applicant shall name Licensee as an additional insured on all policies of insurance which Applicant obtains for its operation of the Liquor Business. Upon request Applicant shall furnish to Licensee, on or before the Closing Date, a certificate from the insurer with respect to such policies and copies of all such policies.

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9. NO PARTNERSHIP OR JOINT VENTURE OR AGENCY. Applicant and Licensee are not partners, joint venturers, or agents and nothing herein shall be so construed. Applicant shall perform its duties hereunder solely as an independent contractor of Licensee.
10. INDEMNIFICATION.
(a) Licensee hereby agrees to compensate, indemnify and save and hold Applicant harmless from and against any claim, liability, loss, damage, cost, expense or other deficiency, including but not limited to, reasonable attorneys’ fees and other legal costs and expenses in any way arising out of, resulting from, or relating to: 1) operation of the Liquor Business prior to the Closing (as defined in the Purchase Agreement); 2) Licensee’s breach of any representation or warranty made by Licensee herein; or 3) failure of Licensee to perform any of its obligations as set forth herein.
(b) Applicant hereby agrees to compensate, indemnify, and save and hold Licensee harmless from and against any claim, liability, loss, damage, cost, expense or other deficiency, including but not limited to, reasonable attorneys’ fees and other legal costs and expenses in any way arising out of, resulting from, or relating to 1) Applicant’s breach of any representation or warranty made by Applicant herein; 2) failure of Applicant to perform any of its obligations as set forth herein; or 3) Applicant’s operation of the Liquor Business after the Closing.
11. AMENDMENTS; BINDING EFFECT. This Agreement shall not be modified or terminated except by an instrument in writing signed by both parties hereto or their respective successors or assigns, and shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.
12. COUNTERPARTS. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LICENSEE: OHIO VALLEY CONCESSIONS, INC., dba RIVER DOWNS RACETRACK

By:
Name:

APPLICANT: PNK (OHIO), LLC

By:
Name:

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ACKNOWLEDGMENT
The undersigned, being the current owner of the Premises, hereby acknowledges and consents to the foregoing.
RIVER DOWNS INVESTMENT COMPANY
a California limited partnership

By:

Print Name:

5

Schedule 1.1(g)
Material Contracts
Payment in 2010 thru 11/9/10
Vendors with written or oral contracts over $25,000

America TAB (Churchill Downs)	Deposits to Internet Accounts	$63,394
CBT, LLC	Video Services	$510,225
Daily Racing Form	Racing Forms	$126,058
Daily Racing Form	Racing Programs	$81,597
Daily Racing Form	Live Programs	$36,173
Duke Energy	Gas & Electric Delivery	$213,944
First Energy	Electric Supplier	$104,765
Greater Cinti Water Works	Water	$118,385
Hardy Trucking	Manure Removal	$46,936
HBPA	Horsemen’s Fees & Insurance	$24,313
Hudepohl Construction	Kitchen Contractor	$33,879
Incompass	Program Data	$32,125
Integrys Energy*	Natural Gas	$24,003
Roberts Communication	Decoder Rental	$62,671
Roberts Communication	Uplink Video	$31,800
Dinsmore & Fries	Lobbying	$5,000/mo
Tim Wykoff	Turf and Landscape Maint	$69,770
Xerox Corp	Copier Rental	$21,645
Vendors with written or oral contracts under $25,000

American Teletimer Corp	Photo Finish	$13,000
Auxier Gas	Propane	$20,824
John B. Battaglia	Morning Line Services	$6,760
Brink’s	Armored Car	$1,763
John Capurro, MD	Track Physician	$10,400
Race Track Chaplaincy	Track Chaplain	$2,500
CRC & Assoc	C/H Kitchen Engineer	$4,355
Equibase Company	Program Royalties	$20,578
Fire Extinguisher Services	Extinguisher & Supression	$4,312
Jones Fish Hatcheries	Pond Maintenance	$3,362
Kim Jordan	Outrider Horse Maint	$2,820
Kone Inc	Elevator/Escalator Maint	$12,772
T.L. Krieg Offset	Print Condition Books	$14,970
Cincinnati Light	Casual Labor	$11,118
Nurse Staffing of Cincinnati	Contract Nurses	$7,686
Pitney Bowes	Postage Machine Contract	$1,926
Plant Trolly	Foilage Care Offices	$937
Preferred Fire Protection	Maint Sprinkler System	$2,478
Rincon Vitova Insectaries	Fly Control	$2,588

Roberts Communication	Frame Relay	$13,000
Rumpke	Trash Removal Contract	$5,224
Rumpke (Concessions)	Trash Removal	$300/month
Sport Tech	Interface Fees	$12,322
John Shipley	Dead Horse Removal	$3,250
Sprint PCS	Cell Phone	$3,200
Stanley Convergent Security	Fire and Alarm Monitoring	$2,262
Bill Sweeney	Furnish Straw	$5,732
TW Telecom	Telephone & Internet	$21,023
TRPB	Tattooing Horses	$6,868
Voice Tech	Fax Services	$3,066
NYRA	Decoder Rental	$250/mo
Woodbine Entertainment	Decoder Rental	$1,050
Paul Wykoff	HVAC Maint	$6,611
Xpedx	Maintenance Supplies	$15,105
Jack York	Outrider Horse Maint	$3,000

Coca-Cola	Race Sponsorship/Supplier Agreement

*	With respect to this contract, Seller makes no representation that the description of such contract provided to Buyer and Pinnacle includes all material terms, but rather represents that such description accurately describes the following terms: (i) the applicable rate, and (ii) that the contract is cancelable.

Schedule 1.2(j)
Excluded Assets
1.	Seller Parties’ MAS90 software and related data and records. To the extent permitted by applicable license agreements, Buyer to allow Seller Parties the opportunity to retrieve software and related data and records from Seller Parties’ computer system post-Closing.
2.	Concessions’ Business Works software and related data and records. To the extent permitted by applicable license agreements, Buyer to allow Concessions the opportunity to retrieve software and related data and records from Seller Parties’ and/or Concessions’ computer system post-Closing.
3.	2005 Ford Explorer owned by Concessions.

Schedule 1.2(l)
Excluded Deposits
1.	Racing Commission Tax Deposit in the approximate amount of $8,100.

2.	Workers’ Compensation Deposit for River Downs Investment Company in the approximate amount of $1000.

3.	Ohio Valley Concessions, Inc. deposit with the Lottery Commission.

4.	Ohio Valley Concessions, Inc. prepaid monthly sales tax deposits.

5.	Ohio Valley Concessions, Inc. deposits for beer kegs in stock.

6.	Workers’ Compensation Deposit for Ohio Valley Concessions, Inc. in the approximate amount of $223.36.

Schedule A.3.
Consents
1.	OSRC consent to the assignment and/or transfer of the Racing Licenses to the LLCs and the subsequent purchase of the membership interests of the LLCs by Buyer.

2.	Consent to the assignment and/or transfer of the liquor permits issued to Concessions to Buyer from the Ohio Department of Liquor Control.

3.	Any consent or approval required under the CAFO Regulations.

4.	Any consent or approval required by the Ohio Lottery Commission with respect to Buyer being an Ohio Lottery Retailer License;

Schedule A.4.
Title to Assets
1.	All matters disclosed in the Commitment For Title Insurance issued by Commonwealth Land Title Insurance Company with an Effective Date of October 19, 2010 at 6:59 a.m., Commitment No.: 10-001575/12287300

2.	“River Downs” is an unregistered trade name.

3.	Domain name riverdowns.com registered with Network Solutions, LLC.

Schedule A.5.
Exceptions
None.

Schedule A.6.
Legal Proceedings
1.	U.S. Equal Employment Opportunity Commission Notice of Charge of Discrimination of Stephen B. Scardina dated February 1, 2010, as amended February 26, 2010.
2.	Defendant in the following case: In re Cloverleaf Enterprises v. Maryland Enterprises, Chapter 11 Bankruptcy case filed in Maryland Bankruptcy Court, Greenbelt Division, Case No. 09-20056.
3.	Defendant in the following case: Horsemen’s Benevolent & Protective Association — Ohio Division, Inc. v. Marc Dann, et al, filed in the United States Court of Appeal for the Sixth Circuit, Court of Appeals Docket # 10-3511.

Schedule A.7.
Description of property

Hamilton County Auditor’s
Parcel Number	Property Address

500-0460-0033	6480 Kellogg Avenue
500-0460-0017	200 Kellogg Avenue
500-0460-0058	205 Kellogg Avenue
500-0460-0048	201 Kellogg Avenue
500-0460-0018	6382 Kellogg Avenue
500-0460-0019	6452 Kellogg Avenue
500-0460-0021	6482 Kellogg Avenue
500-0460-0023	6472 Kellogg Avenue
500-0460-0027	6301 Kellogg Avenue
500-0460-0028	6475 Kellogg Avenue
500-0460-0029	6539 Kellogg Avenue
500-0460-0030	Kellogg Road
500-0460-0031	6446 Kellogg Avenue
500-0460-0034	6444 Kellogg Avenue
500-0460-0043	6432 Kellogg Avenue
500-0460-0047	6448 Kellogg Avenue
500-0460-0053	6456 Kellogg Avenue

Schedule B.5.
Governmental Consents
Pinnacle will file a form 8-K with the U.S. Securities and Exchange Commission.